Exhibit 4.12

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

DATED AS OF JULY 31, 2005

BETWEEN

ASAT HOLDINGS LIMITED

AND

THE PURCHASERS

PARTY HERETO

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5.7	SHELF REGISTRATION.	22
5.8	CERTAIN AGREEMENTS AMONG PURCHASERS.	22

ARTICLE VI : MISCELLANEOUS		22

6.1	NO THIRD PARTY BENEFICIARIES.	22
6.2	ENTIRE AGREEMENT.	23
6.3	SUCCESSORS AND ASSIGNS.	23
6.4	COUNTERPARTS.	23
6.5	NOTICES.	23
6.6	GOVERNING LAW.	24
6.7	AMENDMENTS AND WAIVERS; PURCHASERS CONSENT.	25
6.8	CERTAIN DEFINITIONS.	25
6.9	INCORPORATION OF SCHEDULES, EXHIBITS AND ANNEXES.	28
6.10	CONSTRUCTION.	28
6.11	INTERPRETATION.	28
6.12	REMEDIES.	29
6.13	SEVERABILITY.	29
6.14	WAIVER OF JURY TRIAL.	29
6.15	EXCULPATION AMONG PURCHASERS.	29
6.16	TERMINATION.	29

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Exhibits
Exhibit A	-	Form of Amended and Restated Articles of Association
Exhibit B	-	List of Purchasers and Amount Purchased
Exhibit C	-	Form of Supply Agreement
Exhibit D	-	Form of Warrant
Exhibit E	-	Forms of Opinions
Exhibit F	-	Irrevocable Voting Agreement

Annex A

Shelf Registration Covenants

Annex B

Major Material Vendors

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of July 31, 2005, by and among (i) ASAT HOLDINGS LIMITED, an exempted company with limited liability under the Companies Law of the Cayman Islands (the ”Company”), and (ii) the persons or entities listed on Exhibit B attached hereto (each a “Purchaser” and collectively, the “Purchasers”). Capitalized terms used and not otherwise defined upon first usage herein are defined in Section 6.8 herein.

WHEREAS, the Company wishes to issue and sell to the Purchasers up to an aggregate of 300,000 shares of its authorized but unissued shares of Series A Redeemable Convertible Preferred Shares, par value US$0.01 per share (the “Series A Preferred Shares”), convertible into the Company’s Ordinary Shares, par value US$0.01 per share (the “Ordinary Shares”); and

WHEREAS, the Purchasers, severally, wish to purchase the Series A Preferred Shares on the terms and subject to the conditions set forth in this Agreement;

In consideration of the mutual promises herein made and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

ARTICLE I:

FILING; ISSUANCE AND RESERVATION;

SALE OF THE SECURITIES

1.1 Filing Amended and Restated of Articles of Association.

Immediately prior to the Closing Date, the Company shall have duly adopted and filed its Amended and Restated Articles of Association with the registrar of companies of the Cayman Islands (the “Articles”), a copy of which is attached as Exhibit A hereto, that, among other things, (a) designates 1,000,000 shares of the Company’s authorized share capital as Series A Preferred Shares, and (b) sets forth the terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such Series A Preferred Shares.

1.2 Authorization of Issuance and Sale of Securities; Purchase Consideration and Reservation of Shares.

Subject to the terms and conditions hereof, the Company has authorized: (a) the issuance and sale to the Purchasers of up to 300,000 shares of Series A Preferred Shares in consideration for the Purchase Consideration at an effective issue price of US$50.00 per Preferred Share (the “Issue Price”); (b) the issuance to the Purchasers of Warrants to purchase 20,000,000 Ordinary Shares; and (c) the reservation of 1,000,000,000 Ordinary Shares for issuance upon any (i) conversion of the Series A Preferred Shares and (ii) exercise of the Warrants and Arrangement Fee Warrants (as defined in Section 1.5), respectively. The Series A Preferred Shares are sometimes referred to herein as the “Preferred Shares.” The Ordinary Shares issuable upon conversion of the Preferred Shares and exercise of the Warrants and Arrangement Fee Warrants are referred to collectively as the “Reserved Shares.”

1.3 Aggregate Purchase Consideration and Closing.

The Company agrees to issue and sell to the Purchasers and, subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase and receive that number of Series A Preferred Shares, Warrants and Arrangement Fee Warrants set forth opposite their respective names in Exhibit B attached hereto under the heading “Series A Preferred Shares”. The aggregate purchase consideration of the Series A Preferred Shares being purchased by each Purchaser at the Closing is set forth opposite such Purchaser’s name in Exhibit B under the heading “Aggregate Purchase Consideration”. Subject to the satisfaction or waiver of the applicable conditions set forth in Article II, the purchase and sale shall take place at a closing (the “Closing”) to be held at the offices of Milbank, Tweed, Hadley & McCloy LLP, 3007 Alexandra House, 16 Chater Road, Central, Hong Kong SAR, on September 15, 2005 (such date or such other date as the parties shall mutually agree in writing, the “Closing Date”) at 10:00 a.m., or at such other date and at such time as may be mutually agreed upon, provided that the Closing may be consummated by facsimile or other arrangements reasonably satisfactory to counsel for the Company and the Purchasers.

1.4 Use of Proceeds.

The Company shall apply the proceeds of the sale of the Series A Preferred Shares for general corporate purposes, including repayment of debt.

1.5 Arrangement Fee.

The Company shall pay to the Purchasers an arrangement fee comprising Warrants to purchase 5,000,000 Ordinary Shares (the “Arrangement Fee Warrants”), which shall be paid on the Closing Date, such fee to be shared on a pro rata basis by the Purchasers (the “Arrangement Fee”).

ARTICLE II:

THE CLOSING

2.1 Deliveries at the Closing.

(a) At the Closing, the Company shall issue and deliver certificates evidencing the Series A Preferred Shares to be sold at such Closing to each of the Purchasers (or its nominee) against delivery of the Purchase Consideration and the Company shall have delivered to the Purchasers a certified copy of the Company’s register of members reflecting the transactions hereunder.

At the Closing, the Company shall deliver to the Purchasers:

(i) opinions dated as of the date hereof, of counsel to the Company, substantially to the effect set forth in Exhibit E hereto;

(ii) a certificate of a director of the Company dated as of the Closing Date, certifying: (A) the Company’s Articles, as in effect on the date hereof, as true and complete and attaching certified copies of same; (B) as to the incumbency and genuineness of the specimen signatures of each officer of the Company executing any of the Equity Financing Documents; and (C) the resolutions of both the Board and shareholders of the Company authorizing the execution, delivery and performance of the Equity Financing Documents to which the Company is a party and the consummation of the transactions contemplated thereby, as true and complete and attaching copies of same (including but not limited to the adoption and filing of the Articles and the issuance of the Preferred Shares); and

(iii) duly executed and delivered Warrants to purchase 15,000,000 Ordinary Shares and the Arrangement Fee Warrants on the terms set forth in the Equity Financing Documents.

(b) (i) At the Closing, the Purchasers shall deliver to the Company the Purchase Consideration as follows:

(x) The JPMP Purchasers shall deliver to the Company the JPMP Consideration in readily available funds.

(y) Subject to the provisions of this paragraph, QPL International Holdings Limited shall deliver to the Company an irrevocable written waiver of payment of all trade accounts due and payable to the QPL Purchasers by the Company or any of its Subsidiaries as of the Closing Date starting with the earliest invoices and working forward chronologically, up to an amount equal to US$7,500,000 (such amount, the “QPL Payables” and the aforesaid waiver of such cash amounts, the “QPL Waiver Consideration”). On the Closing Date, the chief executive officer of the Company shall have certified in writing the amount of the QPL Payables. In the event that the QPL Payables shall be less than US$7,500,000 in the aggregate as of the Closing Date, QPL International Holdings Limited (or a Permitted Transferee thereof, as defined in the Shareholders Agreement) shall deliver to the Company an amount in readily available funds equal to the difference between (1) US$7,500,000 and (2) the aggregate amount of the QPL Payables as of the Closing Date (such cash amount, the “QPL Cash Consideration” and together with the QPL Waiver Consideration, the “QPL Consideration”).

(ii) The QPL Purchasers and the Company shall each execute and deliver an amended and restated Supply Agreement (the “Supply Agreement”) substantially to the effect set forth in Exhibit C hereto, such amendments to provide solely that payment terms thereunder shall be no more than (1) 30 days at any time for invoices issued prior to November 1, 2005 or (2) at any time for invoices issued after October 31, 2005 but prior to the first anniversary of the Closing Date, the longer of (A) 60 days or (B) the average of such payment arrangements achieved, consistent with past practice, between the Company and its Subsidiaries on the one hand, and its major material vendors (as set forth in Annex B hereto) on the other hand (such adjustments to be determined on a trailing quarterly basis) but in no event longer than 90 days; provided, that such amendments shall also provide that the term of the Supply Agreement shall be extended to September 15, 2006.

(c) The obligation of each Purchaser to purchase and deliver the Purchase Consideration for the Preferred Shares at the Closing, as provided in Section 1.3, shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction (or waiver), prior thereto or concurrently therewith, of the following further conditions:

(i) All required shareholder and regulatory consents and approvals, if any, applicable to the Company having been obtained;

(ii) The Purchasers shall have agreed (which agreement shall not be unreasonably withheld) on a management incentive program approved by the Board;

(iii) As of the Closing Date, the Company shall have repaid or obtained waivers or amendments on terms reasonably acceptable to the Purchasers with respect to (A) the Term Loan Facility Agreement, dated November 23, 2004, among Standard Chartered Bank (Hong Kong) Limited, TGGT Equipment (HK Limited), the Company and ASAT Limited (the “Standard Chartered Loan Facility”), and (B) the Loan Agreement, dated February 23, 2005, between China Construction Bank and ASAT Semiconductor (Dongguan) Limited (the “China Construction Bank Loan Facility”), in each case sufficient to ensure that no default or event of default under either such agreement is continuing;

(iv) The Supply Agreement shall be valid, enforceable and in full force and effect on and as of the Closing Date and the Company and the QPL Purchasers shall each be in compliance in all material respects with the terms and conditions thereof, and the Purchasers shall have received a certificate, dated the Closing Date and signed by a chief executive officer or chief financial officer of the Company, confirming the foregoing;

(v) The Company shall have received a favorable fairness opinion with respect to the transactions contemplated by the Equity Financing Documents (the “Series A Financing Transactions”) and the transactions contemplated by the Purchase Money Loan Agreement, dated July 31, 2005, among the Company, the lenders named therein and Asia Opportunity Fund, L.P., as Administrative Agent (as amended, restated, modified or otherwise supplemented from time to time, the “Loan Agreement”; such transactions, the “Loan Agreement Transactions”; and the Loan Agreement Transactions together with the Series A Financing Transactions, the “Transactions”), considered as a whole, from Houlihan Lokey Howard & Zukin (“HLHZ”);

(vi) The terms and conditions of the Transactions and the Supply Agreement shall have been approved by a majority of the disinterested directors of the Board;

(vii) The Transactions shall have been approved by the shareholders of the Company;

(viii) There shall have been issued a “clean” and unqualified opinion from an independent accounting firm with respect to the Company’s audited consolidated financial statements and statement of financial condition for and at the year ended April 30, 2005 (which does not include a “going concern” exception, after taking account the effect of the Series A Financing Transactions and the Loan Agreement Transactions, or other language the Purchasers reasonably deem to have a negative or adverse effect on the Company);

(ix) The Loan Agreement shall have been duly executed and delivered and shall be a valid, legally binding and enforceable obligation of the parties thereto;

(x) There shall have been no default or event of default under the Indenture or any material agreement of the Company or any of its Subsidiaries that is continuing;

(xi) There shall not have occurred or become known to the Purchasers (as agreed by the Purchasers) any material adverse change or new material adverse condition since the date of this Agreement in or affecting the business, operations, assets, property, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries, taken as a whole;

(xii) The chief executive officer or chief financial officer of the Company shall have certified that the Company to his knowledge it and its Subsidiaries are in compliance with all material finance, supply, operating, sales and other contracts and agreements, and all regulatory and statutory requirements which the Company is currently or may in the future be subject to as at the Closing Date;

(xiii) There shall not have occurred a material disruption of or material adverse change in financial, banking or capital market conditions or the computer electronics industry that, in the Purchasers’ reasonable judgment, could materially adversely effect the Company or its Subsidiaries;

(xiv) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) on and as of the Closing Date, except for such representations and warranties made as of a specified earlier date, which shall have been true and correct as of such date;

(xv) QPL shall have obtained shareholder approval of the transactions contemplated by the Agreement if and as required by the Hong Kong Stock Exchange (the “HKSE”);

(xvi) There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that any of the Transactions not be consummated as provided herein or the Loan Agreement;

(xvii) [RESERVED]; and

(xviii) Each Purchaser shall have delivered the applicable Purchase Consideration and the chief executive officer or chief financial officer of the Company shall have certified in writing to the amount of the QPL Payables.

The Purchasers reserve the right to have the Company represent and warrant in writing that each of the conditions precedent to the obligations of the Purchasers have been satisfied on and as of the Closing Date.

(d) The obligation of the Company to issue and deliver the Preferred Shares on the Closing Date shall be subject to the satisfaction (or waiver by the Company), prior thereto or concurrently therewith, of the following further conditions:

(i) The representations and warranties of the Purchasers set forth the this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) on and as of the Closing Date, as applicable, except for such representations and warranties made as of a specified earlier date, which shall have been true and correct as of such date;

(ii) There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that any of the Transactions not be consummated as provided herein or the Loan Agreement;

(iii) The Company shall have received a favorable fairness opinion with respect to the Transactions, considered as a whole, from HLHZ;

(iv) A majority of the disinterested directors of the Board shall have approved the Transactions and the Supply Agreement;

(v) The Supply Agreement shall be valid, enforceable and in full force and effect on and as of the Closing Date and the QPL Purchasers shall be in compliance in all material respects with the terms and conditions thereof;

(vi) There shall have been issued a “clean” and unqualified opinion from an independent accounting firm with respect to the Company’s audited consolidated financial statements and statement of financial condition for and at the year ended April 30, 2005 (including no “going concern” exception, after taking account the effect of the Series A Financing Transactions and the Loan Agreement Transactions);

(vii) The Loan Agreement shall have been duly executed and delivered and shall be a valid, legally binding and enforceable obligation of the parties thereto;

(viii) The Irrevocable Voting Agreement shall have been executed on or prior to the date of this Agreement by holders with the right to vote, or direct the voting of, at least 70% of the Company’s outstanding Ordinary Shares as of the date of such Agreement at a special meeting of the Company’s holders of Ordinary Shares called to approve the entering into this Agreement by the Company, and shall remain in full force and effect;

(ix) There shall have been no event of default under the Outstanding Debt Instruments;

(x) All required shareholder and regulatory consents and approvals, if any, applicable to the Company and the QPL Purchasers having been obtained;

(xi) The Purchasers shall have executed and delivered a certificate stating that they have complied with all covenants and agreements herein to be complied with by them before the Closing Date;

(xii) On or prior to the date 40 days after the date of this Agreement, QPL shall have obtained shareholder approval of the transactions contemplated by the Agreement if and as required by the HKSE; and

(xiii) Concurrently with the execution and delivery of this Agreement by QPL International Holding Limited, Mr. T. L. Li shall execute and deliver an irrevocable voting agreement in form and substance reasonably satisfactory to the Company pursuant to which he shall have irrevocably agreed, among other things, to vote all shares of QPL International Holdings Limited stock beneficially owned by him, representing approximately 30% of the outstanding voting power of QPL International Holdings Limited stock, in favor of the transactions contemplated by this Agreement at any meeting of shareholders of QPL International Holdings Limited convened to vote thereon, and to use his reasonable best efforts to cause the board of directors of QPL International Holdings Limited to recommend that its shareholders approve the transactions contemplated by this Agreement.

ARTICLE III:

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Purchasers to enter into and perform its obligations under this Agreement, except as expressly set forth on the Disclosure Letter which shall have been delivered to the Purchasers in connection with this Agreement and dated the date hereof (which disclosure adequately describes the exception and specifically references the Section to which it applies), the Company represents and warrants to the Purchasers as follows:

3.1 Organization; Powers; Subsidiaries.

Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. All of the issued and outstanding membership interests of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by the Company free and clear of any mortgage, pledge, Lien, encumbrance, security interest, claim or equity.

3.2 Authorization.

(a) The Company has all requisite power and authority to (i) execute and deliver each Equity Financing Document to which it is a party, (ii) duly adopt the Articles and (iii) execute and deliver any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Equity Financing Document and the Articles and all related transactions and to perform its obligations under each such Equity Financing Document and the Articles. The Articles and each Equity Financing Document to which the Company is a party have been duly authorized by all necessary action (corporate or otherwise) on the part of the Company, and each Equity Financing Document to which the Company is a party have been duly executed and delivered by the Company (or in the case of the Articles, as of the Closing Date shall have been duly adopted), and each constitutes (or in the case of the Articles, as of the Closing Date shall constitute) the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity. All corporate and other proceedings to be taken and all waivers, consents and permits necessary or appropriate for the consummation of the transactions contemplated by the Equity Financing Documents have been, and in the case of the adoption of the Articles, as of the Closing Date shall have been, taken or obtained.

(b) The authorization, issuance, sale and delivery of the Preferred Shares, the issuance of the Warrants and the Arrangement Fee Warrants and the reservation of the Reserved Shares has been authorized by all requisite action of both the Company’s Board and shareholders. As of the Closing, the Preferred Shares and, upon their issuance, the Reserved Shares and the Warrants will be duly authorized, validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, free and clear of any Liens whatsoever and with no restrictions on the voting rights thereof and other incidents of record and beneficial ownership pertaining thereto, in each case other than pursuant to the Equity Financing Documents.

3.3 Non-contravention; Approvals.

The execution, delivery and performance by the Company of the Equity Financing Documents to which it is a party, the consummation of the transactions contemplated thereby and compliance with the provisions thereof, including the issuance, sale and delivery of the Preferred Shares, have not and shall not, and the issuance of the Warrants have not, and the issuance, sale and delivery of the Reserved Shares shall not, (a) violate any Law to which the Company or any Subsidiary or any of their assets is subject, (b) violate any provision of the Articles or the organizational documents of the Subsidiaries, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract to which the Company or any Subsidiary is a party or by which any of their assets of the Company is subject, or (d) result in the imposition of any Lien upon any of the assets of the Company or any Subsidiary (except in the case of foregoing clauses (a), (c) and (d) for violations, conflicts or resulting Liens that, individually or in the aggregate, could not be reasonably be expected to result in a Material Adverse Effect). Other than state “blue sky” securities filings, the Company has not been nor is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or any other Person for the valid authorization, issuance and delivery of the Preferred Shares or the consummation of the Transactions except as expressly required by the Equity Financing Documents.

3.4 Capitalization of the Company.

The authorized capital stock of Company consists, on the date hereof, of an aggregate of 3,000,000,000 shares of which 678,437,130 Ordinary shares are duly and validly issued and outstanding (and as of the Closing Date, 300,000 Series A Preferred Shares will be validly issued and outstanding), each of which shares is (or in the case of the Series A Preferred Shares, will, when issued, be) fully paid and nonassessable. As of the date hereof, (i) there are no outstanding Equity Rights with respect to Company and (ii) there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of Company nor are there any outstanding obligations of Company or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of Company or any of its Subsidiaries.

3.5 Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Company (i) has heretofore furnished to the Purchasers its consolidated balance sheet and statements of income, shareholders’ equity and cash flows (x) as of and for the fiscal year ended April 30, 2004 reported on by PricewaterhouseCoopers LLP, independent public accountants (“PwC”); (y) as of and for the fiscal quarter and the portion of the fiscal year ended January 31, 2005 certified by the chief financial officer of the Company;

and (z) as of and for the fiscal year ended April 30, 2005 (the “2005 Financials”) certified by the chief financial officer of the Company and (ii) shall, prior to the Closing Date, furnish to the Purchasers its 2005 Financials reported on by PwC. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (i)(y) of the first sentence of this paragraph.

(b) No Material Adverse Change. No matter affecting the Company or any of its Subsidiaries or the Transactions has occurred which is inconsistent in a material and adverse manner with any information or other matter disclosed by the Company to the Purchasers after the date the Company’s fiscal year 2006 business plan was furnished to the Purchasers and prior to the date of the Agreement.

3.6 Properties.

(a) Property Generally. Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by the Indenture and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.7 Litigation; Liabilities.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Liabilities. The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), including any tax liability due and payable, which is not reflected on the most recent balance sheet delivered to the Purchasers pursuant to Section 3.5, other than liabilities or obligations suffered or incurred since January 31, 2005 in the ordinary course of the Company’s business consistent with past practice. There were no “loss contingencies” pursuant to GAAP that were not adequately provided for on the balance sheet referred to above.

3.8 Environmental Matters.

(a) Each of the Company and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) result in a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any applicable regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, in each case except to the extent failure to comply therewith would not (either individually or in the aggregate) result in a Material Adverse Effect.

(b) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Company’s knowledge, threatened by any governmental or other entity with respect to any alleged failure by Company or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of Company or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Materials generated by Company or any of its Subsidiaries, except for any of the foregoing that, individually or in the aggregate, would not be reasonably be expected to result in a Material Adverse Effect).

3.9 Compliance with Laws and Agreements.

Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

3.10 Investment and Holding Company Status.

Neither Company nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

3.11 Taxes.

Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

3.12 Employees.

Neither the Company nor any Subsidiary is engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company or its Subsidiary has been filed or, to the best of the Company’s knowledge, threatened to be filed with or by any Governmental Authority that regulates labor or employment practices, nor is any grievance filed or, to the Company’s knowledge, threatened to be filed, against the Company or any Subsidiary by any employee pursuant to any collective bargaining or other employment agreement to which the Company or its Subsidiary is a party or is bound which, in any such case, would be reasonably likely to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards except to the extent that noncompliance would not be reasonably expected to result in a Material Adverse Effect, and have received no complaints from any foreign, federal, state or local agency or regulatory body alleging such violations of any such laws and regulations.

3.13 SEC Filings; Disclosure.

(a) The Company has furnished or there is available to the Purchasers, via its EDGAR filings with the SEC, true and complete copies of the Company’s Annual Report on Form 20-F for the fiscal year ended April 30, 2004 and all other reports filed with or registration statements declared effective by the SEC since April 30, 2004, which are all the documents that the Company was required to file with the SEC since that date, other than with respect to the Company’s Annual Report on Form 20-F for the fiscal year ended April 30, 2005, a Board-approved draft of which has been made available to the Purchasers (the “2005 20-F”) (the documents referred to above, together with all accompanying exhibits and all information incorporated therein by reference, being referred to herein collectively as the “Company SEC Reports” and the Company SEC Reports filed with or declared effective by the SEC prior to the date of this Agreement, the “Filed SEC Reports”). The Company has timely made all filings and furnishings with the SEC pursuant to the Exchange Act during the 12 months preceding the date of this Agreement (other than with respect to the 2005 20-F). As of their respective dates, the Company SEC Reports were duly filed or furnished (other than with respect to the 2005 20-F regarding requirements of time of filing) with the SEC and complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC and NASDAQ Stock Market thereunder applicable to such Company SEC Reports (other than with respect to the 2005 20-F regarding requirements of time of filing). As of their respective dates, none of the Company SEC Reports contained, and when filed, the 2005 20-F shall not contain, any untrue statement of a material fact or omitted (or omit, in the case of the 2005 20-F) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements included in the Company SEC Reports comply, and the audited consolidated financial statements that will be included in the 2005 20-F shall comply, in all material respects with applicable accounting requirements of the Securities Act or the Exchange Act and with the published rules and regulations of the SEC with respect thereto.

(b) The Company has disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

3.14 Material Agreements.

Except as set forth in the Filed SEC Reports or as contemplated by the Equity Financing Documents, neither the Company nor any Subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form F-3 or applicable form (collectively, “Material Agreements”) if the Company or any Subsidiary were registering securities under the Securities Act. Except as set forth in the Filed SEC Reports, the Company and each of its Subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, to the Company’s knowledge are not in default under any Material Agreement now in effect, the result of which would reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Filed SEC Reports or as contemplated by the Equity Financing Documents, no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company or of any Subsidiary limits or shall limit the payment of dividends on the Company’s capital stock (including the Preferred Shares).

3.15 Insurance.

The Company and its Subsidiaries maintain insurance of the types and in amounts generally deemed adequate by the Company and its Subsidiaries for business and consistent with insurance coverage maintained by similar companies and businesses, all of which insurance is in full force and effect.

3.16 Related Party Transactions.

Except as disclosed in the Filed SEC Reports, neither the Company nor any Subsidiary is a party to any agreement with any of the Company’s directors, officers or shareholders (other than the Purchasers) or any Affiliate or family member of any of the foregoing under which it: (a) leases any real or personal property (either to or from such Person); (b) licenses technology (either to or from such Person); (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (d) purchases products or services from such Person; or (e) has borrowed money from or lent money to such Person. Except as disclosed in the Filed SEC Reports or with respect to the Purchasers, neither the Company nor its Subsidiary employs as an employee or engages as a consultant any, family member of any of the Company’s directors, officers or shareholders.

3.17 Dilutive Effect.

The Company understands and acknowledges that the number of Reserved Shares issuable upon conversion of the Preferred Shares and the Reserved Shares issuable upon exercise of the Warrants and the Arrangement Fee Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue Reserved Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Articles and its obligations to issue the Reserved Shares upon the exercise of the Warrants and the Arrangement Fee Warrants in accordance with this Agreement, the Warrants and the Arrangement Fee Warrants, is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interest of other shareholders of the Company.

3.18 Independent Nature of Purchasers.

The Company acknowledges that the obligations of each Purchaser under the Equity Financing Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Equity Financing Documents. The Company acknowledges that each Purchaser shall be entitled independently to protect and enforce its rights, including the rights arising out of this Agreement or out of the other Equity Financing Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

3.19 Offering Exemption.

Assuming the accuracy of the representations of the Purchasers in Article IV, the offering, sale and issuance of the Preferred Shares have been, are, and will be, exempt from registration under the Securities Act, and such offering, sale and issuance is also exempt from registration under applicable state securities and “blue sky” laws. The Company has made all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or “blue sky” laws.

3.20 Brokers.

Other than HLHZ there are no agents, brokers, investment bankers, Persons or firms who or which have acted on behalf, or under the authority, of the Company (or its predecessors) or any of its shareholders who will be entitled to any fee or commission directly or indirectly from the Company or any of its shareholders or the Purchasers in connection with any of the transactions contemplated hereby.

3.21 Registration Rights.

Immediately following the Closing, except as contemplated by the Equity Financing Documents, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities (including debt securities) of the Company.

3.22 NASDAQ Compliance.

As of the date of this Agreement, the ADSs are registered pursuant to Section 12(b) of the Exchange Act, and are listed on The NASDAQ National Market (the “NASDAQ Stock Market”), and trading in the ADSs has not been suspended.

3.23 Transfer Taxes.

On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Preferred Shares hereunder will be, or will have been, fully paid or provided for by the Company and the Company will have complied with all laws imposing such taxes.

ARTICLE IV:

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

As a material inducement to the Company to enter into and perform its obligations under this Agreement, each Purchaser, severally and not jointly, represents and warrants to the Company and for the benefit of each other Purchaser, as of the date hereof, as follows:

4.1 Organization.

Each Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect to the business of such Purchaser.

4.2 Authority.

Each Purchaser has full power and authority to enter into and to perform each Equity Financing Document to which it is a party in accordance with their terms and to consummate the transactions contemplated hereby and thereby. Each Equity Financing Document to which it is a party has been duly executed and delivered by each Purchaser and constitutes valid and binding obligations of each Purchaser each enforceable in accordance with its respective terms. To each Purchaser’s knowledge, the execution and performance of the transactions contemplated by this Agreement and the Equity Financing Documents and compliance with their provisions by such Purchaser: (i) will not violate any provision of law applicable to the Purchaser; and (ii) will not conflict with or result in any breach of any of the material terms, conditions or provisions of, or constitute a default under the Purchaser’s partnership agreement, certificate of formation or operating agreement, or any indenture, lease, agreement or other instrument to which such Purchaser is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to such Purchaser (except for violations or conflicts that, individually or in the aggregate, could not be reasonably be expected to result in a material adverse effect to such Purchaser).

4.3 Experience.

Each Purchaser is either (a) an “accredited investor” within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act or (b) not a natural person resident in the United States, a partnership or corporation organized under the laws of the United States or otherwise a “U.S. Person” (as defined under Rule 902(k) of Regulation S of the Securities Act) or acting for the benefit or account of a U.S. Person. By virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, each Purchaser is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

4.4 Investment.

Each Purchaser is acquiring the Preferred Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Each Purchaser understands that the Preferred Shares and the related Reserved Shares, as applicable, to be acquired have not been registered under the Securities Act or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.

4.5 Restricted Securities.

Each Purchaser acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time because the Preferred Shares must be held indefinitely unless subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available. Each Purchaser acknowledges that certificates representing the Preferred Shares and Reserved Shares will be printed with legends restricting transfer except in compliance with applicable securities laws and such other legends as are required by the Shareholders Agreement. Each Purchaser understands that any transfer agent of the Company will issue stop-transfer instructions with respect to the Preferred Shares and the related Reserved Shares, as applicable, unless any transfer thereof is subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available. If a Purchaser is not a U.S. person as defined in Regulation S under the Securities Act and is not an “accredited investor” under Regulation D under the Securities Act, such Purchaser (i) agrees to transfer such Purchaser’s shares of Series A Preferred Shares (other than by reason of conversion thereof) and the Ordinary Shares issued upon conversion thereof only in accordance with the provision of Regulation S under the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration, and (ii) understands that the Company will refuse to register any transfer of any such shares that is not made in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

4.6 Brokers or Finders.

No Purchaser has retained any investment banker, broker or finder in connection with the purchase of the Preferred Shares. Each Purchaser will indemnify and hold the Company harmless against any liability, settlement or expense arising out of, or in connection with, any such claim by an investment banker, broker or finder that such Purchaser has retained in connection with the purchase of the Preferred Shares.

ARTICLE V:

ADDITIONAL AGREEMENTS

5.1 Affirmative Covenants of the Company.

The Company agrees and covenants with each Purchaser that:

(a) Financial Statements and Other Information. The Company will furnish to each Purchaser:

(i) within 90 days after the end of each fiscal year of the Company, the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PwC or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by the chief financial officer of the Company as presenting fairly in all material respects the financial condition and results of operations of Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with any delivery of financial statements under clause (i) or (ii) of this Section, a certificate of the chief financial officer of Company (x) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.1(a)(i), except for any such change that would not have a material effect on the financial statements of the Company and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv) [RESERVED];

(v) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Company or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any securities exchange, or distributed by Company to its shareholders generally or to holders of Indebtedness of Company generally, as the case may be; and

(vi) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Company or any of its Subsidiaries, or compliance with the terms of this Agreement, as Purchaser may reasonably request, subject to such Purchaser’s written agreement to maintain confidence as required by law and not to trade in the Company’s securities in violation of applicable law.

The Company shall not be required to comply with this covenant with respect to a Purchaser that beneficially owns less than 20% of the outstanding Series A Preferred Shares.

(b) Notices of Material Events. The Company will furnish to the each Purchaser prompt written notice upon becoming aware of the following:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Company or any of its Affiliates that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii) the assertion of any Environmental Liability by any Person against, or with respect to the activities of, Company or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Liability or alleged violation that, if adversely determined, would not (either individually or in the aggregate) result in a Material Adverse Effect; and

(iv) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of the chief financial officer or other executive officer of Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

The Company shall not be required to comply with this covenant with respect to a Purchaser that beneficially owns less than 20% of the outstanding Series A Preferred Shares.

(c) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Equity Financing Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (b) the Company shall make such deductions and (c) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(d) Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company shall make in a timely manner any filings required by any applicable foreign, federal or state or “blue sky” law,” including as required by the SEC, or those of any other applicable jurisdiction in connection with the offer and sale of the Preferred Shares, the issuance of the Warrants and the issuance and sale of the Reserved Shares.

(e) [RESERVED].

(f) Reservation of Ordinary Shares.

So long as any of the Series A Preferred Shares, Warrants or Arrangement Fee Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the aggregate number of shares of Ordinary Shares as Reserved Shares needed to provide for the issuance of the Ordinary Shares issuable upon conversion of the Series A Preferred Shares and exercise of the Warrants or Arrangement Fee Warrants, or otherwise issuable in connection with the Series A Preferred Shares and Warrants, as each may be adjusted from time to time.

5.2 Survival of Representations, Warranties and Agreements, Etc.

All representations, warranties, covenants and agreements of the parties hereunder shall survive the Closing and remain in full force and effect.

5.3 Transaction Expenses and Taxes.

(a) The Company agrees to pay all out-of-pocket expenses incurred by or on behalf of the JPMP Purchasers and the QPL Purchasers (including reasonable fees and expenses of business, legal, accounting and tax advisors) in connection with the transactions contemplated by the Equity Financing Documents; provided, that the Company shall pay such expenses for only two sets of advisors for all the Purchasers.

(b) All sales, use, transfer, stamp (including documentary stamp taxes, if any), excise, recording, franchise and other similar Taxes or governmental charges with respect to the securities issued pursuant hereto and the transactions contemplated by the Equity Financing Documents shall be borne by the Company.

5.4 Indemnification.

(a) In addition to all rights and remedies available to the Purchasers or the Company, as applicable, at law or in equity, the Company shall indemnify the Purchasers and each subsequent holder of the Preferred Shares, and their respective Affiliates, shareholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and the Purchasers, severally not jointly, shall indemnify the Company and its Affiliates, shareholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Company Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”), and the Company and the Purchasers (severally not jointly) shall save and hold each of the Purchaser Indemnified Parties and the Company Indemnified Parties, as applicable, harmless against and pay on behalf of or reimburse such party, as and when incurred for any loss (including diminutions in value), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any misrepresentation or breach of a representation or warranty on the part of the Company or any Purchaser, as applicable, under this Agreement or the other Equity Financing Documents or any of the certificates or other documents furnished to the Purchasers by the Company or to the Company by any Purchaser, as applicable, and contemplated by this Agreement or the other Equity Financing Documents; or

(ii) any material nonfulfillment or breach of any covenant or agreement on the part of the Company or any Purchaser, as applicable, under this Agreement or the other Equity Financing Documents.

(b) Notwithstanding the foregoing, and subject to the following sentence, upon judicial determination, which is final and no longer appealable, that the act or omission giving rise to the indemnification provided in Section 5.15(a) resulted primarily out of or was based primarily upon the Indemnified Party’s gross negligence, fraud or willful misconduct (unless such action was based upon the Indemnified Party’s reliance in good faith upon any of the representations, warranties, covenants or promises made by the indemnifying party herein) by the Indemnified Party, the applicable indemnifying party shall not be responsible for any Losses sought to be indemnified in connection therewith, and the applicable indemnifying party shall be entitled to recover from the Indemnified Party all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses of the applicable indemnifying party reasonably incurred in effecting such recovery, if any.

(c) All indemnification rights shall survive the execution and delivery of the Equity Financing Documents and the consummation of the transactions contemplated herein and therein, including any redemption or conversion of the Preferred Shares or exercise of the Warrants, indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the applicable Indemnified Party and/or any of the other Indemnified Parties or the acceptance by the applicable Indemnified Party of any certificate or opinion.

(d) The applicable indemnifying party agrees to reimburse the applicable Indemnified Party upon demand for all reasonable expenses (including legal counsel fees) incurred by such Indemnified Party or any such other person in connection with investigating, preparing or defending any action or claim. The indemnity, contribution and expense reimbursement obligations that the applicable indemnifying party has under this Section 5.15 shall be in additional to any liability that such indemnifying party may otherwise have. Each applicable indemnifying party hereunder further agrees that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Party is a formal party to any such lawsuits, claims or other proceedings.

(e) Any indemnification of any Indemnified Party by any indemnifying party pursuant to this Section 5.15 shall be effected by wire transfer of immediately available funds from such indemnifying party to an account designated by such Indemnified Party within fifteen (15) days after the final determination thereof.

5.5 QPL Compliance with Hong Kong Stock Exchange.

QPL International Holdings Limited (and each QPL Purchaser party hereto) agrees to use its reasonable best efforts to obtain all shareholder and regulatory consents and approvals, if any, applicable to it, including any applicable rules and requirements of the HKSE, required to permit it to consummate and perform the transactions contemplated by the Agreements as promptly as practicable. QPL International Holdings Limited agrees to use its reasonable best efforts to obtain at the earliest practical time clearance from the HKSE to proceed with the transactions contemplated by this Agreement without first obtaining the approval of QPL International Holdings Limited’s shareholders and to keep the other parties to this Agreement reasonably apprised of its progress in such regard on an ongoing basis. In the event that QPL International Holdings Limited reasonably determines that, despite such efforts, it is unable to obtain such clearance, QPL International Holdings Limited shall take action necessary to hold a meeting of its shareholders as promptly as practicable to consider and vote upon the transactions contemplated by this Agreement. At any such meeting, all the ordinary shares of the Company owned or with respect to which the QPL Purchasers have voting discretion shall be voted in favor of the Company’s entering into and performing the transactions contemplated by this Agreement. QPL International Holdings Limited represents and warrants that its board of directors has approved its entering into and performing the transactions contemplated by this

Agreement and that, in the event that it is required to convene a meeting of its shareholders for the purposes stated above, the vote of a majority of its shareholders at such meeting would be sufficient to approve its entering into and performing the transactions contemplated by this Agreement. Neither QPL International Holdings Limited nor any of its affiliates shall, prior to the conclusion of such shareholders’ meeting, sell, transfer, assign or otherwise dispose of any interests of any kind in the Company, on the same terms as set forth in Section 1(a) of the Irrevocable Voting Agreement, mutatis mutandis.

5.6 Rights Offering.

The Company shall undertake a rights offering (the “Rights Offering”) of the Preferred Shares and Warrants (other than the Arrangement Fee Warrants) for the benefit of existing shareholders (excluding the Purchasers), on a pro rata basis with the sale hereunder to the Purchasers, which Rights Offering shall take place as soon as reasonably practicable after the Closing Date, and which shall require acceptance by such existing shareholders within a customary and reasonable period, not inconsistent with the requirements of this Agreement and which rights shall be transferable; provided, that such rights shall not be transferable to any of the Purchasers. The Purchasers hereby waive their rights to participate in the Rights Offering and undertake to use their reasonable best efforts to obtain similar waivers from their Affiliates who are shareholders of the Company as of the applicable record date for the Rights Offering.

5.7 Shelf Registration.

The parties covenant and agree to the provisions set forth under Annex A.

5.8 Certain Agreements Among Purchasers.

The Purchasers covenant and agree that as between such Purchasers and for purposes under the Shareholders’ Agreement, such Purchasers shall treat (i) the Series A Preferred Shares and the Ordinary Shares issuable upon conversion of, or as dividends upon, the Series A Preferred Shares and (ii) the Warrants and Arrangement Fee Warrants and the Ordinary Shares issuable upon exercise of the Warrants and Arrangement Fee Warrants as “Shares” (as defined in the Shareholders Agreement) owned by such Purchaser for purposes of Article 2 (Corporate Governance), Article 3 (Restrictions on Transfer), Article 4 (Right of First Offer; Tag Along Rights; Drag Along Rights) of the Shareholders Agreement and any other provision thereunder requiring a determination of “Share” ownership or the voting of “Shares” thereunder.

ARTICLE VI:

MISCELLANEOUS

6.1 No Third Party Beneficiaries.

Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be; provided, that each Purchaser acknowledges that the performance by such Purchaser of its obligations hereunder is for the benefit of each other Purchaser, and all other Purchasers may seek specific performance of such Purchaser’s obligations and damages and any other remedy for any direct or indirect loss suffered by the other Purchasers due to such Purchaser’s failure to perform its obligations herender.

6.2 Entire Agreement.

This Agreement and the other Equity Financing Documents constitute the entire agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter of any Equity Financing Document.

6.3 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No Purchaser may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Purchaser; provided, that the Purchasers may assign, hypothecate or pledge any of their rights, interests, or obligations under any of the Equity Financing Documents to a Permitted Transferee (as defined in the Shareholders Agreement) or to a party to the Shareholders Agreement or their successors or assigns that agrees to be bound by the terms hereof; provided further, that the JPMP Purchasers may designate any of the Co-Investors (as defined in the Shareholders Agreement) to (i) receive the Series A Preferred Shares and Warrants deliverable to the JPMP Purchasers pursuant to Sections 1.3 and 2.1(a) and (ii) deliver the applicable JPMP Consideration pursuant to Section 2.1(b), in each case in an amount to be specified by the JPMP Purchasers in writing to the Company at least three Business Days before the Closing Date.

6.4 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile.

6.5 Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied, sent by internationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

•	If to the Company:

Company:  ASAT HOLDINGS LIMITED

              14th Floor, QPL Industrial Building

              138 Texaco Road

              Tsuen Wan, New Territories

              Hong Kong

              Telephone No.: 852-2408-7811

              Telecopier No.: 852-2407-4056

              Attention: Robert J. Gange

With copies to: Wilson Sonsini Goodrich & Rosati, P.C.

              650 Page Mill Road

              Palo Alto, CA 94304

              Telephone No.: (650) 493-9300

              Telecopier No.: (650) 493-6811

              Attention: John A. Fore, Esq.

•	If to any Purchaser, to such Purchaser’s address for notices as set forth on Exhibit B.

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by telecopy, on the date of such delivery, (iii) in the case of delivery by nationally recognized overnight courier, on the third business day following dispatch and (iv) in the case of mailing, on the seventh business day following such mailing.

6.6 Governing Law.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Purchaser may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its Subsidiaries or any of their properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

6.7 Amendments and Waivers; Purchasers Consent.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and the holders of at least a majority of the then outstanding Preferred Shares; provided that the consent of any holder of Series A Preferred Shares (so long as such Holder holds at least 50% of all Series A Preferred Shares it received as part of the Series A Financing Transactions) shall be required for any amendment that materially and adversely affects the rights of such holder, such consent not to be unreasonably withheld, delayed or conditioned. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

6.8 Certain Definitions.

“Affiliate” with respect to any Person, means (a) any director, officer or employee of such Person, (b) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and (c) any Person beneficially owning or holding 5% or more of any class of voting securities of such Person or any corporation of which such Person beneficially owns or holds, in the aggregate, 5% or more of any class of voting securities The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“ADSs” means the American Depositary Shares of the Company.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of Hong Kong or any other day on which banking institutions are authorized or obligated to close in Hong Kong.

“Default” means any event which with the passing of time or the giving of notice or both would become an event of default under any material agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise of Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Financing Documents” means this Agreement, the Warrants, the Articles and all other certificates, documents, instruments and agreements executed and delivered in connection herewith or therewith or in respect of the closing of the transactions contemplated hereby or thereby.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“Equity Securities” of any Person means all shares of common stock, ordinary shares, preferred shares and other shares of capital stock, including participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to any Purchaser, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Purchaser, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect from time to time.

“Governmental Authority” means any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means the Indenture, dated as of January 26, 2004, by and among New ASAT (Finance) Limited, an exempted company with limited liability under the Companies Law ((2003) Revision) of the Cayman Islands, the Company and certain of its Subsidiaries, as guarantors, and The Bank of New York, as Trustee, as in effect on the date hereof.

“Irrevocable Voting Agreement” means the agreement of even date herewith attached hereto as Exhibit F.

“JPMP Consideration” means an aggregate of US$7,500,000.

“JPMP Purchasers” means collectively, Asia Opportunity Fund, L.P., CAIP Co-Investment Fund Parallel Fund (I) C.V., CAIP Co-Investment Fund Parallel Fund (II) C.V. and Chase Asia Investment Partners II (Y), LLC and their respective Affiliates, and their successors and permitted assigns.

“Law” means any constitution, law, statute, treaty, rule, directive, requirement or regulation or order of any Governmental Authority applicable to the Company.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege in the nature of security, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Material Adverse Effect” any material adverse condition or material adverse change in or affecting the business, operations, assets, property, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries, taken as a whole.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Equity Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Equity Financing Document.

“Outside Date” means October 1, 2005.

“Outstanding Debt Instruments” means the Indenture, the Standard Chartered Loan Facility and the China Construction Bank Loan Facility.

“Person” means an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any Governmental Authority.

“Purchase Consideration” means the JPMP Consideration and the QPL Consideration.

“QPL Purchasers” means collectively, QPL International Holdings Limited and its Affiliates, and their successors and permitted assigns.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders Agreement” means the Amended and Restated Shareholders Agreement dated October 11, 2001 among the Company and the Purchasers party thereto, as amended.

“Subsidiary” means, with respect to any Person, a Person of which a majority of the outstanding voting stock is or other Equity Securities are owned by such Person directly or indirectly through Subsidiaries. The term “Subsidiary” when used herein without reference to any Person means a Subsidiary of Company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Warrants” mean the warrants, each substantially in the form of Exhibit D, to purchase up to 20,000,000 Ordinary Shares of Company (subject to the terms of the Warrants, including any anti-dilution protections set forth therein), issuable to the Purchasers under the Equity Financing Documents.

6.9 Incorporation of Disclosure Letter, Exhibits and Annexes.

The Disclosure Letter, Exhibits and Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

6.10 Construction.

Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.11 Interpretation.

Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. As used in this Agreement (including all Schedules, Exhibits, Annexes and amendments hereto), the masculine, feminine and neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. References to Articles and Sections refer to articles and sections of this Agreement. Similarly, references to Schedules, Exhibits and Annexes refer to schedules, exhibits and annexes, respectively, attached to this Agreement. Unless the content requires otherwise, words such as “hereby,” “herein,” “hereinafter,” “hereof,” “hereto,” “hereunder” and words of like import refer to this Agreement. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include” and “including” and words of similar import when used in this Agreement shall not be construed to be limiting or exclusive.

6.12 Remedies.

The parties shall each have and retain all other rights and remedies existing in their favor at Law or equity, including any actions for specific performance and/or injunctive or other equitable relief (including the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, the Company hereby agrees that in the event the Company fails to convey any number of Preferred Shares or Reserved Shares, as the case may be, to the Purchasers in accordance with the provisions of this Agreement, the Purchasers’ remedy at law may be inadequate. In such event, the Purchasers shall have the right, in addition to all other rights and remedies it may have, to specific performance of the obligations of the Company to convey such number of Preferred Shares or Reserved Shares, as the case may be.

6.13 Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.14 Waiver of Jury Trial.

Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the other Equity Financing Documents.

6.15 Exculpation Among Purchasers.

Each Purchaser acknowledges that it is not relying upon any Person (including any other Purchaser), other than the Company and its officers and directors (acting in their respective capacities as representatives of the Company), in deciding to invest and in making its investment in the Company. Each Purchaser agrees that no other Purchaser nor any respective controlling person, officers, directors, partners, agents or employees of any other Purchaser shall be liable to such Purchaser for any losses incurred by such Purchaser in connection with its investment in the Company, except due to a failure by any other Purchaser to fulfill its obligations hereunder.

6.16 Termination.

This Agreement may be terminated at any time on (or at such earlier time as provided below) or prior to (or at such later time as provided below) the Outside Date:

(a) by mutual written consent of the parties;

(b) by the Purchasers or the Company, if (i) any Governmental Authority shall have enacted, entered, promulgated, issued or enforced a final statute, rule, regulation, executive order, decree, ruling or injunction or taken any other final action restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action is or shall have become final and nonappealable, or (ii) the Closing Date shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement under this clause (ii) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Outside Date;

(c) by the Purchasers, if there shall have been a material breach of any of the Company’s representations, warranties or covenants, which breach (i) would give rise to the failure of a condition set forth in Section 2.1(a) or 2.1(c), and (ii) is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 10 Business Days following receipt by the Company of written notice from the Purchasers of such breach;

(d) by the Company, if there shall have been a material breach of any Purchaser’s representations, warranties or covenants, which breach (i) would give rise to the failure of a condition set forth in Section 2.1(b) or 2.1(d) and (ii) is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 10 Business Days following receipt by the Purchasers of written notice from the Company of such breach; and

(e) by the Company or the JPMP Purchasers at any time, if the condition set forth in Section 2.1(d)(xii) shall not have been within the time period set forth therein.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first above written.

THE COMPANY:

ASAT HOLDINGS LIMITED

By:	/s/ Harry Rozakis
Name:	Harry Rozakis
Title:	President and Chief Executive Officer

PURCHASERS:

ASIA OPPORTUNITY FUND, L.P.

By:	ASIA OPPORTUNITY COMPANY
ITS GENERAL PARTNER

By:	/s/ Arnold L. Chavkin
Name:	Arnold L. Chavkin
Title:	Director

CAIP CO-INVESTMENT FUND PARALLEL FUND (I) C.V.

By:	ASIA OPPORTUNITY COMPANY
A GENERAL PARTNER

By:	/s/ Arnold L. Chavkin
Name:	Arnold L. Chavkin
Title:	Director

CAIP CO-INVESTMENT FUND PARALLEL FUND (II) C.V.

By:	ASIA OPPORTUNITY COMPANY
A GENERAL PARTNER

By:	/s/ Arnold L. Chavkin
Name:	Arnold L. Chavkin
Title:	Director

CHASE ASIA INVESTMENT PARTNERS II (Y), LLC

By:	J.P. MORGAN ASIA INVESTMENT PARTNERS, L.P.,
ITS SOLE MEMBER

By:	J.P. MORGAN ASIA EQUITY PARTNERS, L.P.,
ITS GENERAL PARTNER

By:	JPMP ASIA EQUITY COMPANY,
A MANAGING GENERAL PARTNER

By:	/s/ Arnold L. Chavkin
Name:	Arnold L. Chavkin
Title:	Director

QPL INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Tung Lok Li
Name:	Tung Lok Li
Title:	Director

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ASAT HOLDINGS LIMITED

6. [INSERT into section 6 of articles:]; of such Shares, 1,000,000 shall be Series A Redeemable Convertible Preferred Shares, par value US$0.01 per share (the “Series A Preferred Shares”);

130. Series A Preferred Shares.

The powers, designations, preferences and relative participating, optional or other rights of the Series A Preferred Shares of the Company shall be as set forth in this Section 130 of these Articles. Unless specifically provided otherwise in these Articles, the Series A Preferred Shares will rank, with respect to dividend rights and rights upon liquidation, winding up, dissolution or similar transaction: (a) junior to each class or series of the Company’s capital stock the terms of which provide that such class or series will rank senior to the Series A Preferred Shares; (b) on a parity with each class or series of the Company’s capital stock that has terms providing that such class or series will rank on a parity with the Series A Preferred Shares; and (c) senior to the Company’s Ordinary Shares and each class or series of the Company’s capital stock that has terms providing that such class or series will rank junior to the Series A Preferred Shares. Each share of Series A Preferred Shares shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of Series A Preferred Shares.

130.1 Dividends.

(a) The holders of shares of Series A Preferred Shares (the “Series A Preferred Holders” or “Holders”) shall be entitled to receive, out of any assets legally available therefor, semi-annual cumulative preferred dividends equal to 13% per annum of the Issue Price payable in arrears on March 15 and September 15 of each year commencing March 15, 2006 (the “Preferred Dividends”). The Preferred Dividends will be payable, if and as declared by the Board as required by applicable law, at the Company’s option, as follows: (i) in cash, to the extent permitted by the terms of (x) the Indenture (the “Indenture”) dated as of January 26, 2004, as the same may be amended or supplemented from time to time between New ASAT (Finance) Limited and the Company and certain of its subsidiaries, as guarantors, and The Bank of New York, governing the 9.25% Senior Notes Due 2011 and (y) the covenants of the Company’s then existing indebtedness (the agreements governing such indebtedness, together with the Indenture, the “Outstanding Debt Instruments”); or (ii) if any dividends under clause (i) above are not permitted to be declared and paid under the Outstanding Debt Instruments, (x) in additional Series A Preferred Shares (including fractional shares) having an aggregate Issue Price equal to the amount of such dividends or (y) in Ordinary Shares (including fractional shares) with a value (determined by reference to the Fair Market Value of an Ordinary Share) equal to the amount of such dividends, in each case in fully paid and non-assessable shares of capital stock.

(b) The determination of whether the cash dividends in clause (a)(i) above are permitted (or not permitted) under the Outstanding Debt Instruments shall be set forth in an officers’ certificate delivered to the Series A Preferred Holders.

130.2 Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Company (“Liquidation Event”), the Series A Preferred Holders shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of the Ordinary Shares and any other series of preferred stock ranking junior to the Senior A Preferred Shares, an amount equal to 100% of the Issue Price for each share of Series A Preferred Shares, plus all accumulated but unpaid dividends thereon (the “Preferred Share Liquidation Preference”); subject to the foregoing being permitted under the terms of the Outstanding Debt Instruments.

(b) Upon the completion of such distribution, the remaining assets of the Company available for distribution to holders of Ordinary Shares shall be distributed among the holders of the Series A Preferred Shares and the Ordinary Shares pro rata based on the number of Ordinary Shares held by each on an as-converted basis.

(c) A merger, acquisition, change of control, consolidation, corporate restructuring, reorganization or other similar transaction or series of transactions in which the Company’s then-existing shareholders will not retain a majority of the voting power of the surviving entity subsequent to such transaction or transactions, or a sale, lease or other disposition of all or substantially all the Company’s assets (each, a “Deemed Liquidation Event”), shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of the Preferred Share Liquidation Preference; subject to the foregoing being permitted under the terms of the Outstanding Debt Instruments.

(d) The Company shall give each Series A Preferred Holder written notice (a “Proposal Notice”) of any impending or proposed Liquidation Event or Deemed Liquidation Event not later than thirty (30) days prior to the shareholders’ meeting called to approve such impending or proposed Liquidation Event or Deemed Liquidation Event, if applicable, or thirty (30) days prior to the closing or occurrence of such impending or proposed Liquidation Event or Deemed Liquidation Event, whichever is earlier. Such Proposal Notice shall describe the material terms and conditions of the impending or proposed Liquidation Event or Deemed Liquidation Event and the provisions of this Section 130.2 as they apply to the allocation of proceeds to shareholders from such impending or proposed Liquidation Event or Deemed Liquidation Event. Upon any material changes to the terms of such impending or proposed Liquidation Event or Deemed Liquidation Event after the date the Company has given a related Proposal Notice, the Company shall give each Series A Preferred Holder prompt written notice of such material change(s).

(e) If the consideration received by the Company in a Liquidation Event or Deemed Liquidation Event is other than cash, its value will be deemed its fair market value as reasonably determined in good faith by the Board in accordance with this clause. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system over the thirty (30) day period ending three (3) days prior to the consummation of the Liquidation Event;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the consummation of the Liquidation Event; and

(C) if there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board.

(ii) The method of valuation of securities subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board.

130.3 Redemption.

(a) At any time on or after May 4, 2011, the Company shall, at the option of the Series A Preferred Holder, be required to redeem, in whole or in part, any outstanding Series A Preferred Shares in cash at a price per share equal to the Issue Price plus an amount equal to accumulated and unpaid dividends to, but excluding, the date on which such redemption is to occur (the “Redemption Date”), subject to applicable law. Notwithstanding the foregoing, the Company will be under no obligation to redeem any Series A Preferred Shares at the option of the holder unless such redemption is permitted by the terms of the Outstanding Debt Instruments. The Series A Preferred Holder will deliver written notice of the exercise of such right to the Company not more than 60 and at least 30 days prior to the Redemption Date.

(b) The Series A Preferred Shares shall be redeemable in cash at the Company’s option, in whole or in part, at any time if and as permitted by applicable law, at a price per share equal to the higher of (i) the Issue Price plus an amount equal to accrued and unpaid dividends to, but excluding, the Redemption Date, or (ii) and the aggregate Fair Market Value of the Ordinary Shares into which such Preferred Share is then convertible. Except as otherwise provided herein, the Company shall mail written notice of each redemption of any Series A Preferred Shares to each record holder thereof not more than 60 nor less than 30 days prior to the Redemption Date. In case fewer than the total number of shares of Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares.

(c) Any communication or notice relating to redemption given pursuant to this Section 130.3 shall be sent by facsimile or by first-class certified mail, return receipt requested, postage prepaid, to the Series A Preferred Holders at their respective addresses as the same shall appear on the register of members of the Company, or to the Company at the address of its principal or registered office. At any time on or after the Redemption Date, the holders of record of the shares of Series A Preferred Shares being redeemed shall be entitled to receive the redemption price set forth herein upon actual delivery to the Company or its agents of the certificates representing the shares to be redeemed.

(d) In the event of a redemption by the Company, the number of shares of Series A Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series A Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series A Preferred Shares then held by such holder and the denominator of which shall be the total number of shares of Series A Preferred Shares outstanding on the date immediately preceding the Redemption Date.

(e) No share of Series A Preferred Shares shall be entitled to any dividends accruing after the date on which the applicable redemption price set forth in clause (a) or (b) above of such share is paid to the holder of such share. On such date, all rights of the holder of such share of Series A Preferred Shares shall cease, and such share shall no longer be deemed to be issued and outstanding, and an amendment to the register of members shall be made to reflect such redemption.

(f) [RESERVED]

(g) The Company shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Series A Preferred Shares, except as expressly authorized herein.

(h) From and after the Redemption Date, holders of redeemed Series A Preferred Shares shall cease to have rights with respect thereto, unless the Company shall default in the payment of the redemption price as required, in which case the holders shall have the rights specified by applicable law in respect of the redemption price.

130.4. [RESERVED]

130.5 Voting Rights.

Series A Preferred Shares Holders shall have no voting rights by virtue of their holding of such Series A Preferred Shares except as mandatorily required by applicable law.

130.6 Conversion.

Upon the terms set forth in this Section 130.6, each holder of a share of Series A Preferred Shares shall have the right, at such holder’s option, at any time and from time to time, to convert such share into the number of fully paid and non-assessable Ordinary Shares, equal to the quotient obtained by dividing (i) the Issue Price of such share by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The conversion price per share at which Ordinary Shares shall be issuable upon conversion of shares of Series A Preferred Shares (the “Conversion Price”) shall initially be equal to

$0.09, subject to adjustment as provided in this Section 130.6. The initial conversion price is substantially equivalent to an initial conversion rate of 555.556 of Ordinary Shares for each US$50.00 of Issue Price. If, on October 31, 2006 (the “Reset Date”) 80% of the Average Price is less than the Conversion Price in effect immediately prior to the Reset Date, then the Conversion Price shall be adjusted to an amount equal to 80% of the Average Price, which price shall be deemed the Conversion Price from and after the Reset Date, subject to adjustment as provided in this Section 130.6; provided that in no event shall the foregoing adjustment cause the Conversion Price to be less than $0.065.

(a) The holder of shares of Series A Preferred Shares may exercise the conversion right pursuant to this provision by delivering to the Company the certificate for the shares to be converted, duly endorsed or assigned in blank or to the Company (if required by it), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made (the “Conversion Date”).

(b) As promptly as practicable after the conversion of any shares of Series A Preferred Shares into Ordinary Shares, the Company shall issue and deliver to the holders of such shares, upon the written order of such holders, to the place designated by such holders, a certificate or certificates for the number of full shares of Ordinary Shares to which such holders are entitled together with, if applicable and permitted under the terms of the Outstanding Debt Instruments, (i) a cash amount in respect of any fractional interest in an Ordinary Share required pursuant to clause (d) below and (ii) any declared and unpaid dividends on such shares of Series A Preferred Shares being converted, as determined in accordance with Section 130.1. The Person in whose name the certificate or certificates for Ordinary Shares are to be issued shall be deemed to have become a shareholder of record on the Conversion Date unless the transfer books of the Company are closed on that date, in which event such Person shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date, and the rights of the holder of the shares of Series A Preferred Shares so converted shall cease on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Shares surrendered for conversion, the Company shall issue and deliver upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Shares representing the unconverted portion of the certificate so surrendered. The Company shall effect conversion in such manner as it considers appropriate and as permissible by law, including by a repurchase of the Series A Preferred shares and issue of Ordinary Shares, or by redesignation of the Series A Preferred Shares.

(c) Upon conversion, the Company (unless otherwise requested by the Majority Holders and if permitted under the terms of the Outstanding Debt Instruments) shall issue fractional shares of its Ordinary Shares, as applicable, and shall not distribute cash in lieu of such fractional shares. The number of full shares of Ordinary Shares issuable upon conversion of Series A Preferred Shares shall be computed on the basis of the aggregate number of shares of Series A Preferred Shares to be converted. If the Majority Holders so elect and if permitted under the terms of the Outstanding Debt Instruments, instead of fractional shares of Ordinary Shares which would otherwise be issuable upon conversion of any such shares of Series A Preferred Shares then being converted, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the Fair Market Value of one Ordinary Share and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as shareholders of the Company in respect of such fractional interests.

(d) The Conversion Price shall be subject to adjustment from time to time as follows:

(i) If after the Closing Date the Company issues or sells, or is deemed pursuant to Section 130.6(d)(ii)(c) to have issued or sold, any Additional Shares without consideration or for consideration per share (as determined below) less than the Conversion Price in effect as of the date of such issuance or sale, the Conversion Price in effect immediately prior to each such issuance or sale will immediately be reduced to the price determined by multiplying (A) the Conversion Price at which such shares of Series A Preferred Shares were convertible, as in effect on the last trading day immediately preceding such issuance or sale by (B) a fraction of which the numerator shall be the sum of (1) the number of Ordinary Shares outstanding immediately prior to such issuance or sale plus (2) the number of additional Ordinary Shares that the aggregate consideration received by the Company for the Additional Shares would purchase at the Conversion Price in effect on the last trading day immediately preceding such issuance or sale, and of which the denominator shall be the sum of (3) the number of Ordinary Shares of outstanding immediately prior to such issuance or sale, plus (4) the number of Additional Shares so issued or sold.

(ii) For the purposes of any adjustment of the Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

(A) In the case of the issuance of Ordinary Shares for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.

(B) In the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value per share thereof as reasonably determined in good faith by the Board.

(C) In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, securities by their terms convertible into or exchangeable for Ordinary Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities (except for options to purchase, rights to subscribe for, or securities convertible into, Excluded Shares):

(1) the aggregate maximum number of Ordinary Shares deliverable upon exercise of such options to purchase or rights to subscribe for Ordinary Shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Ordinary Shares covered thereby;

(2) the aggregate maximum number of Ordinary Shares deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 130.6 (d)(ii)(A) and 130.6(d)(ii)(B) above);

(3) on any change in the number of shares or exercise price of Ordinary Shares deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

(4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of Ordinary Shares actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

(iii) If, at any time after the Closing Date, the number of Ordinary Shares outstanding is increased by a stock dividend payable in Ordinary Shares (other than Ordinary Shares issued or to be issued as a dividend or distribution on Series A Preferred Shares or otherwise pursuant to any transactions contemplated by the Equity Financing Documents or Loan Documents) or by a subdivision or split-up of Ordinary Shares, then, following the record date for the determination of holders of Ordinary Shares entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of each share of Series A Preferred Shares shall be increased in proportion to such increase in outstanding shares.

(iv) If, at any time after the Closing Date, the number of Ordinary Shares outstanding is decreased by a combination of the outstanding Ordinary Shares, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of each share of Series A Preferred Shares shall be decreased in proportion to such decrease in outstanding shares.

(v) In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Company, each share of Series A Preferred Shares shall after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or of the Company resulting from such consolidation or surviving such merger to which the holder of the number of Ordinary Shares deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series A Preferred Shares would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause (v) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1.0% in the Conversion Price; provided, however, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustment. All calculations under Sections 130.6(e)(i) through 130.6(e)(v) above shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

(vii) [RESERVED].

(viii) Whenever the Conversion Price shall be adjusted as provided in Section 130.6(e), the Company shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Company, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Company shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each Series A Preferred Holder affected by the adjustment at such holder’s address appearing on the Company’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 130.6(e)(ix) below.

(ix) If the Company shall set a record date in connection with a proposal to take any action of the types described in clauses (i), (iii), (iv), (v) or (xi) of this Section 130.6(e), the Company shall give notice to each Series A Preferred Holder, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Shares. Such notice shall be given at least twenty (20) days prior to the date so fixed. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(x) The Company shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued fully paid and non-assessable Ordinary Shares, solely for the purpose of effecting the conversion of Series A Preferred Shares or the conversion of any other securities issued pursuant to clauses (v) or (xi) of this Section 130.6(e), sufficient Ordinary Shares to provide for the conversion of all outstanding shares of Series A Preferred Shares.

(xi) Without duplication of any other adjustment provided for in this Section 130.6, at any time the Company makes or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in property or securities of the Company other than Ordinary Shares, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate action shall be taken by the Company) by multiplying the Conversion Price in effect immediately prior to the date of such dividend or distribution by a fraction, (i) the numerator of which shall be the Fair Market Value of each Ordinary Share immediately prior to the date of such dividend or distribution, less the fair market value (as reasonably determined in good faith by the Board) of the portion of the property or securities applicable to one Ordinary Share so dividended or distributed, and (ii) the denominator of which shall be the Fair Market Value of the Ordinary Shares immediately prior to the date of such dividend or distribution (such fraction not to be greater than one); provided that the foregoing shall not apply to the rights offering contemplated by the Series A Purchase Agreement or any other issuance contemplated by the Equity Financing Documents or the Loan Documents (as defined in the Loan Agreement).

(xii) In the event that holders of at least 66 2/3% of the then outstanding Series A Preferred Shares consent in writing to limit, or waive in its entirety, any antidilution adjustment to which the holders of such Series A Preferred Shares would otherwise be entitled hereunder, the Company shall not be required to make any adjustment whatsoever with respect to any Series A Preferred Shares in excess of such limit or at all, as the terms of such consent may dictate.

(xiii) The Company shall not, by amendment of its Articles or through any reorganization, transfer of assets, spin-off, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action that would materially impair the rights of the Series A Preferred Holders as expressly provided in these Articles.

(xiv) Upon each adjustment in the Conversion Price, the number of Ordinary Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Ordinary Shares purchasable immediately prior to such adjustment in the Conversion Price by a fraction, the numerator of which shall be the Conversion Price immediately prior to such adjustment and the denominator of which shall be the Conversion Price immediately thereafter.

(e) Upon conversion of all of the shares of Series A Preferred Shares into Ordinary Shares, all of the provisions herein governing Series A Preferred Shares shall terminate with respect to the Company.

130.7 Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement dated as of July 31, 2005, by and among (a) the Company, and (b) each of the purchasers listed on the signature pages thereto (the “Series A Purchase Agreement”). As used in this Section 130, the following terms shall have the following meanings:

“Additional Shares” means all Ordinary Shares issued (or deemed to be issued in accordance with Section 130.6(d)(ii)(C)) by the Company after the Initial Date other than Excluded Shares.

“ADSs” means the Company’s American Depositary Shares.

“Average Price” means with respect to an Ordinary Share as of the Reset Date: (i) if traded in the form of ADSs on the Nasdaq National Market, the Nasdaq Small Cap Market or over the counter, the Average Price shall be deemed to be the average of the closing prices of the Company’s ADSs over the trading days occurring during the trailing 90 day period ending three (3) trading days prior to the Determination Date and dividing such average by the average number of Ordinary Shares represented by each ADS over such period; and (ii) if there is no public market for the ADSs, then the Average Price shall be determined in good faith by the Board.

“Excluded Shares” means:

(i)	Ordinary Shares issued upon conversion of the Series A Preferred Shares and exercise of any warrants issued pursuant to the Series A Purchase Agreement or the Loan Agreement;

(ii)	Ordinary Shares issued or to be issued as a dividend or distribution on Series A Preferred Shares or any event for which adjustment is made pursuant to Section 103.6(d)(iii) or (iv);

(iii)	Ordinary Shares or other Equity Securities issued or issuable to the Company’s employees, consultants or directors directly or pursuant to a stock option plan or restricted stock plan approved by the Board;

(iv)	Ordinary Shares or warrants with an exercise price that is equal to or greater than the Fair Market Value on the date of issuance, issued to financial institutions or lessors in connection with commercial credit arrangements or equipment financings;

(v)	Ordinary Shares or other Equity Securities issuable upon exercise of Equity Securities outstanding as of the Closing Date;

(vi)	Ordinary Shares issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board;

(vii)	Ordinary Shares or warrants issued for noncash consideration in connection with any arm’s length agreement with a commercial or trade entity in connection with the delivery or purchase of goods and services in the ordinary course of business approved by the Board; and

(viii)	Ordinary Shares issued for cash consideration in connection with any arm’s length agreement with a commercial or trade entity in connection with the delivery or purchase of goods and services in the ordinary course of business approved by the Board, so long as the cumulative aggregate market value of all such Ordinary Shares (or with respect to warrants, the cumulative aggregate market value of all Ordinary Shares into or for which such warrants are exercisable), measured at the time of each such issuance, does not exceed $10,000,000 in the aggregate.

“Fair Market Value” means, with respect to an Ordinary Share as of a particular date (the “Determination Date”), unless otherwise specified herein: (i) if traded on the Nasdaq National Market, the Nasdaq Small Cap Market or over the counter, the fair market value shall be deemed to be the average of the closing prices of the Company’s ADS over the thirty (30) day trading period ending three (3) trading days prior to the Determination Date and dividing such average by the number of Ordinary Shares represented by each ADS; and (ii) if there is no public market for the ADSs, then fair market value shall be determined in good faith by the Board.

“Issue Price” means US$50.00 per Series A Preferred Share (as adjusted for stock dividends, subdivisions, stock splits, combinations or other similar events).

“Majority Holders” means the holders of at least a majority of the Series A Preferred Shares then outstanding.

“Organizational Documents” means the Articles and the Company’s Restated Memorandum of Association.

130.8 Transferabilty; Transfer Restrictions; Shareholders Agreement.

(a) No Series A Preferred Holder may assign or transfer any shares of Series A Preferred Shares or any of its rights, interests, or obligations thereunder without the prior written approval of a majority of the Series A Preferred Shares then outstanding; provided, however, that Series A Preferred Holders may assign or transfer Series A Preferred Shares to a Permitted Transferee (as defined in the Shareholders Agreement) or to a party to the Shareholders Agreement or their successors or assigns that agrees to be bound by the terms hereof.

(b) Series A Preferred Shares and the Ordinary Shares issuable upon conversion of, or as dividends upon, any Series A Preferred Shares shall be deemed to be “Shares” (as defined in the Shareholders Agreement) owned by such Series A Preferred Holder as if such Person was a party to the Shareholders Agreement for purposes of Article 2 (Corporate Governance), Article 3 (Restrictions on Transfer), Article 4 (Right of First Offer; Tag Along Rights; Drag Along Rights) of the Shareholders Agreement and any other provision thereunder requiring a determination of “Share” ownership.

EXHIBIT B

PURCHASERS

Name of Purchaser	Address for Notice	Preferred Shares/Warrants[1]	Aggregate Purchase Consideration
Asia Opportunity Fund, L.P.*	Asia Opportunity Fund, L.P.*	96,013/6,400,855	US$	4,800,650

Chase Asia Investment Partners II (Y), LLC*	Chase Asia Investment Partners II (Y), LLC*	38,452/2,563,445	US$	1,922,600

CAIP Co-Investment Fund Parallel Fund (I) C.V.*	CAIP Co-Investment Fund Parallel Fund (I) C.V.*	9,321/621,420	US$	466,050

CAIP Co-Investment Fund Parallel Fund (II) C.V.*	CAIP Co-Investment Fund Parallel Fund (II) C.V.*	6,214/414,280	US$	310,700

QPL International Holdings Limited**	QPL International Holdings Limited**	150,000/10,000,000	US$	7,500,000	***

Total Closing:		300,000/20,000,000	US$	15,000,000	***

[1]	Includes Arrangement Fee Warrants and expressed as the number of Ordinary Shares such Warrants are exercisable into.

*Address/Notification Information:

1. ASIA OPPORTUNITY FUND, L.P.

c/o W.S. Walker & Company

Walker House, P.O. Box265

Mary Street, George Town

Grand Cayman, Cayman Islands

2. CAIP CO-INVESTMENT FUND PARALLEL FUND (I) C.V.

Herengracht 548, 1017CG

Amsterdam, the Netherlands

3. CAIP CO-INVESTMENT FUND PARALLEL FUND (II) C.V.

Herengracht 548, 1017CG

Amsterdam, the Netherlands

4. CHASE ASIA INVESTMENT PARTNERS II (Y), LLC

9 East Loockerman Street

City of Dover, County of Kent

Delaware 19901, USA

In each case, with a copy (which shall not constitute notice) to:

c/o J.P. Morgan Partners Asia

Suite 3003

30/F, One International Finance Centre

1 Harbour View Street, Central, Hong Kong

Telephone No.: (852) 2533 1818

Telecopier No.: (852) 2868 5551

Attention: Andrew Liu

With a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005-1413

Telephone No.: 212-530-5000

Telecopier No.: 212-530-5219

Attention: Douglas A. Tanner, Esq./Anthony Root, Esq.

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**Address/Notification Information:

QPL International Holdings Limited

Unit F, CDW Building, 17/F

388 Castle Peak Road

Tsuen Wan, NewTerritories

Hong Kong

Attn: Bella Chhoa, Esq./Mr. Kevin Kwan

With a copy (which shall not constitute notice) to:

Dorsey & Whitney

Suite 3008

One Pacific Place

88 Queensway

Hong Kong SAR

Attention: Steven C. Nelson, Esq.

*** Purchase Consideration

With respect to the QPL Purchasers, amounts include both QPL Cash Consideration (if any) and the deemed cash value of QPL Waiver Consideration.

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EXHIBIT C

DATED [15th] day of [September] 2005

(1)	ASAT LIMITED

(2)	TALENT FOCUS INDUSTRIES LIMITED

(3)	QPL LIMITED

AMENDED AND RESTATED SUPPLY AGREEMENT

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THIS AGREEMENT is made on [15th] day of [September] 2005

BETWEEN

(1) ASAT LIMITED, a company incorporated in Hong Kong with limited liability whose registered office is at 14th Floor, QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong together with the factories that it or its affiliated company operate in Dongguan, China commonly known as DG1 and DG2 (“ASAT”);

(2) TALENT FOCUS INDUSTRIES LIMITED, a company incorporated in Hong Kong with limited liability whose registered office is at 2nd Floor, QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong (“Talent Focus”); and

(3) QPL LIMITED, a company incorporated in Hong Kong with limited liability whose registered office is at Unit F, 17th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, New Territories, Hong Kong (“QPLL”)

RECITALS

(A) ASAT has been obtaining lead frames manufactured by Talent Focus and QPL Limited over a long period of time.

(B) In that certain Supply Agreement dated 23rd June 2005 (the “Original Supply Agreement”), the parties set out the terms and conditions in connection with the supply of lead frames to ASAT in more detail.

(C) In consideration of the completion of certain other transactions contemplated by that certain Securities Purchase Agreement dated 31st July 2005 the (“SPA”) by and among certain of the parties hereto and certain other parties, the parties hereto have now agreed to amend and restate the provisions of the Original Supply Agreement to read in their entirety as hereinafter provided.

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, the following expressions shall have the meaning set opposite them unless the context otherwise requires and terms used in this Agreement shall have the same meanings as defined in the Shared Costs and Services Agreement:

“Agreement”	this agreement as executed by the parties hereto;

“Business Day”	a day, excluding Saturdays, when banks in Hong Kong are open for business;

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“Force Majeure”	in relation to any party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lock-out or other industrial action);

“HK$”	Hong Kong Dollars;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“New Companies”	other companies to be established which will be (direct or indirect) subsidiaries or associated companies of QPL International Holdings Limited;

“Products”	lead frames, heat sinks, stiffeners, tools, spare parts and related products from time to time manufactured by the Sellers;

“QPLS”	QPL Pte Limited, a company incorporated in Singapore whose registered office is at 150 Cecil Street, #09-03, AXA Life Building, Singapore 069543;

“Sellers”	QPLL, Talent Focus, QPLS and New Companies and “Seller” means any of them;

“Shared Costs and Services Agreement”	a shared cost and services agreement dated 5th October, 1999 between ASAT, QPL International Holdings Limited and QPL Limited;

“Specification”	the specification of the Products agreed in writing between the Sellers and ASAT from time to time;

2. SALE OF THE PRODUCTS

2.1 During the continuance of this Agreement, the Sellers shall be a core supplier of ASAT for the Products, meaning that ASAT will provide Sellers with a right to bid for all Products required by ASAT. ASAT shall purchase and the Seller shall sell such quantities of the Products as may be ordered and confirmed by the Seller from time to time under Clause 2.3, subject to the terms and conditions of this Agreement.

2.2 Upon receiving written orders from ASAT which shall specify the quantities, the type of Products and the price (the “Written Orders”), the Seller shall confirm in writing by the next Business Day following receipt of the Written Orders as to whether they accept the orders placed by ASAT (the “Written Confirmation”). The Written Orders will call for delivery as required. Sellers will accept all Written Orders within the forecast in Clause 4.1 and which call for

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delivery at least 15 days from the date of the Written Order, for which Safety Inventory listed on Attachment A (as defined in Clause 4.1.2) is available to fill such Written Orders. Sellers will use commercially reasonable efforts to accept Written Orders in excess or forecasts or calling for delivery in fewer than 15 days from the date of the Written Order. Notwithstanding any provision herein to the contrary, ASAT will have no obligation to place any Written Orders with Sellers, and ASAT will have no commitment to purchase Products except pursuant to a Written Order that has been accepted by Sellers.

3. DELIVERY OF PRODUCTS

3.1 ASAT shall generally, within 14 Business Days of the arrival of each delivery of the Products at ASAT’s premises, notify the Seller in writing of any defect by reason of which ASAT alleges that the Products delivered are not in accordance with the Specification and which should be apparent on reasonable inspection. ASAT retains the right to notify the Seller in writing of any defect by reason of which ASAT alleges that the Products delivered are not in accordance with the Specification after the products are being used in production.

3.2 If ASAT fails to give such a notice then the Products shall be deemed to have been accepted. Notwithstanding the foregoing, acceptance of any Products will not waive ASAT’s rights to any warranties of Sellers.

3.3 Without prejudice to Clauses 3.1 and 3.3 above, the Sellers guarantee that the Products in their unprocessed form shall be free from rust and oxidation, and will comply with ASAT’s Specification No. PR20501 and ASAT’s standard minimum quality requirements for 12 months after the date of delivery (subject to fair wear and tear), provided that ASAT shall comply with MC30001 in respect of material control requirements and the Products are kept in the premises of ASAT and are kept under a well controlled environment with temperature and relative humidity not higher than 24 degree Celsius and 65% respectively. ASAT shall authorize the Seller, on reasonable notice, to access ASAT’s premises where the Products are stored and to authorize or assist the Seller to inspect, check, test and record the status of the Products stored or the conditions of those premises.

3.4 Title to the Products shall vest in ASAT upon payment being received by the Seller pursuant to Clause 4.4.

3.5 Risk in and responsibility for the Products shall pass to ASAT once they are delivered at ASAT’s premises.

4. PULL SYSTEM PROGRAMME

QPLL shall maintain minimum inventory level for ASAT for parts stipulated on Attachment A. This programme is implemented with the objective of reducing delivery cycle time by building minimum inventory to meet any upside in ASAT’s demand beyond forecasts.

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Below are the terms and conditions for the programme:

4.1 Safety Inventory Level

4.1.1 ASAT shall issue to QPLL a demand forecast on a monthly basis for each part number on Attachment A. During the continuance of this Agreement, ASAT shall, during the first week of every month, notify the Seller in writing of the estimated quantities of the Products listed on Attachment A necessary for its operation for the following 3 months to be delivered by the Seller to ASAT. Such forecasts are for planning purposes and are not binding on ASAT.

4.1.2 QPLL shall review the monthly forecast based on the forecasted demand to QPLL. ASAT and QPLL will review and mutually determine the agreeable quantity of safety inventory that QPLL needs to build and maintain through the term of the Agreement (the “Safety Inventory”).

4.1.3 QPLL will deliver the quantities from the safety inventory to ASAT upon ASAT’s request. Upon receipt ASAT will issue official purchase order to cover these quantities.

4.2 Liability for Slow Moving / Obsolete Inventory

4.2.1 Parts in Safety Inventory will be delivered to ASAT on a first in, first out basis and parts in the Safety Inventory for more than 3 calendar months are considered slow moving;

4.2.2 ASAT will be liable for two-thirds (66%) of slow moving inventory in Safety Inventory built by QPLL in pursuant to Clause 4.1;

4.2.3 Parts in Safety Inventory that no longer fit ASAT’s specification (arising from ASAT’s own initiative) and cannot be used for production are considered obsolete;

4.2.4 ASAT will be liable for two-thirds (66%) of obsolete inventory that is built by QPLL;

4.2.5 Without prejudice to clause 4.2 of this Agreement, if either party terminates this Agreement by serving written notice according to Clause 7.1 of this Agreement, both ASAT and QPLL shall use reasonable endeavours to ensure that inventory should be kept to a reasonable level until termination of this Agreement so as to minimize loss caused to any of the parties. ASAT will be liable for two-thirds (66%) of all outstanding Safety Inventory built by the applicable Seller upon the termination of this Agreement.

4.2.6 All the Safety Inventory arrangements for Safety Inventory created within the one hundred and eighty (180) days Agreement termination notice period in pursuant to Clause 7.1 will be discussed by a separate meeting between QPLL and ASAT, but both parties agree to use good faith and reasonable efforts to ensure that ASAT has continued access to Products under substantially the same terms and conditions during such period.

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4.2.7 Liability of parts in Safety Inventory existing prior to signing of this Agreement remains to be governed by the terms of the Pull System Agreement dated August 12, 2004 for Written Orders stipulated on Attachment B. The Pull System Agreement dated August 12, 2004 will be of no further effect after signing of this Agreement.

5. PAYMENT TERMS

5.1 The Seller shall invoice ASAT on the date of delivery in respect of all deliveries of the Products made pursuant to this Agreement. Such invoices shall be payable by ASAT according to ASAT’s standard Purchase Order terms, provided that the number of actual payable days shall be (a) 30 days for invoices issued prior to November 1, 2005 and (b) for invoices issued after October 31, 2005 but prior to the end of the Initial Period (as defined in section 7.1), the longer of (A) 60 days or (B) the average of such actual payable days achieved, consistent with past practice, between the Company and its Subsidiaries on the one hand, and its major material vendors (which, as at 31st July 2005, were as set out in Attachment C hereto) on the other hand (such adjustments to be determined on a trailing quarterly basis) but in no event longer than 90 days. These terms shall be subject to review by the parties at the end of the Initial Period.

5.2 The price payable pursuant to this Clause 4 shall be inclusive of any costs of packaging, carriage and insurance of the Products.

5.3 The parties to this Agreement agree to use good faith and reasonable efforts to comply with and execute the provisions under this Agreement and provide all records and information necessary to comply with these provisions and to minimize the cost of compliance to both parties.

5.4 The Sellers agree not to increase prices for all Products sell to ASAT for a period of 6 months from the Commencement Date.

6. FORCE MAJEURE

6.1 If ASAT or any of the Sellers is unable to meet its respective obligations hereunder as a result of Force Majeure, it shall promptly notify the other party of the nature and extent of the circumstances in question.

6.2 Notwithstanding any other provisions of this Agreement, neither ASAT nor any of the Sellers shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.

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7. COMMENCEMENT AND DURATION

7.1 This Agreement shall be effective as from May 1, 2005 (the “Commencement Date”) and, subject to Clause 6.2, shall continue in force until the first anniversary of the date of the Closing (as defined in the SPA) of the transactions contemplated by the SPA (the “Initial Period”) and thereafter, shall, subject to Clause 6.2, be renewed for additional 12 month terms unless this Agreement is terminated by ASAT by giving to Seller not less than 6 calendar months’ notice prior to the expiration of the current term.

7.2 Either ASAT or any Seller shall be entitled forthwith to terminate this Agreement with immediate effect by written notice to other if:-

7.2.1 Any party financial statement is qualified by a going concern issue exception;

7.2.2 the other party is unable to pay its debts as they fall due or a petition is presented or meeting convened for the purpose of winding up that other party or that other party enters into liquidation whether compulsorily or voluntarily or compounds with its creditors generally or has a receiver appointed over all or any part of its assets or takes or suffers any similar action in consequence of debt;

7.2.3 any receiver or officer of any court or governmental authority shall be appointed or take possession or control of any substantial part of the assets or property or control over the affairs an obligations of that other party;

7.2.4 it is or may become unlawful for that other party to perform its obligations under this Agreement

7.2.5 that other party commits a material breach of this Agreement and fails to rectify such breech within 14 days of being required by the other party to do so;

7.2.6 that other party ceases to carry on business; or

7.2.7 any party fails to obtain (if any) all approvals required (including, without limitation, regulatory approvals) to give effect to this Agreement.

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8. MISCELLANEOUS

8.1 Other than Clause 7.4 below, none of the parties may assign any of their respective rights or obligations under this Agreement in whole or in part.

8.2 In any part of this Agreement is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement (as the case may be), which shall continue to be valid and enforceable to the fullest extent permitted by law.

8.3 This Agreement shall be binding on and enure for the benefit of the parties and their respective successors, assigns and personal representatives (as the case may be).

8.4 ASAT acknowledge and agrees that any Seller may assign all or any of its rights and/or obligations under this Agreement to any subsidiaries or associated companies of Talent Focus and/or QPLL and ASAT agrees to execute all further documents and do all acts and things necessary to enable such assignment.

8.5 It is also the intention of the parties that if ASAT or any of the Sellers desires to design any of the Products, it will invite the other party to participate to jointly design such Products.

9. GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region and the parties hereto irrevocably agree that the Courts of the Hong Kong Special Administration Region shall have non-exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement or any matter arising therefrom. The parties specifically disclaim the UN Convention or Contracts for the International Sale of Goods.

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SIGNED by	)
)
for and on behalf of	)
ASAT LIMITED	)
in the presence of	)

SIGNED by	)
)
for and on behalf of	)
TALENT FOCUS INDUSTRIES LIMITED	)
in the presence of	)

SIGNED by	)
)
for and on behalf of	)
QPL LIMITED	)
in the presence of	)

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EXHIBIT D

FORM OF WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, OR (III) TO THE EXTENT APPLICABLE, RULE 144 (OR ANY SIMILAR RULE RELATING TO THE DISPOSITION OF SECURITIES).

Warrant Number: W-

ASAT HOLDINGS LIMITED

WARRANT TO PURCHASE

ORDINARY SHARES

THIS CERTIFIES THAT, for value received, [NAME OF PURCHASER] (together with its successors and assigns, the “Holder”) and its assignees are entitled to subscribe for and purchase, subject to the provisions and upon the terms and conditions hereinafter set forth, [NUMBER] shares (subject to adjustment as provided herein) of the fully paid and nonassessable ordinary shares, par value $0.01 (the “Ordinary Shares”), of ASAT HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands (the “Company”). Each such Ordinary Share shall be purchasable at a price per share equal to $0.01 per share as adjusted from time to time as set forth in Section 4 hereof (the “Exercise Price”). As used herein, (a) the term “Other Warrants” means any warrant issued upon transfer or partial exercise of this Warrant and (b) the term “Shares” means the Ordinary Shares to be issued by the Company hereunder. The term “Warrant” as used herein shall be deemed to include Other Warrants unless the context clearly requires otherwise.

This Warrant is one of a series of warrants to purchase up to 20,000,000 Ordinary Shares of the Company issued pursuant to the Securities Purchase Agreement, dated July 31, 2005, among the Company and the Purchasers named therein (as amended, restated, modified or otherwise supplemented from time to time, the “Purchase Agreement;” each such Warrant, a “Series A Financing Warrant” and the Series A Financing Warrants collectively the “Series A Financing Warrants”). Capitalized terms used in this Warrant and not otherwise defined have the meanings given to them in the Purchase Agreement.

1. Term; Increments. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time during the five (5) year period beginning on the date this Warrant is issued. Each Warrant shall initially be exercisable in increments of 500,000 Ordinary Shares or such lesser amount that is represented by this warrant certificate.

2. Method of Exercise; Payment; Issuance of New Warrant; Effective Date. Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the Holder

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hereof, in whole or in part and from time to time, at the election of the Holder hereof, by the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A-1 duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (a “Wire Transfer”) of an amount equal to the then applicable Exercise Price multiplied by the number of Shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder hereof as soon as possible and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall, upon receipt of this Warrant for cancellation, also be issued to the Holder hereof as soon as possible. The exercise of this Warrant shall be deemed to have been effective immediately prior to the close of business on the Business Day on which this Warrant is surrendered to and the Exercise Price is received by the Company as provided in this Section 2 (the “Exercise Date”) and the Person in whose name any certificate for Shares shall be issuable upon such exercise, as provided in this Section 2, shall be deemed to be the record holder of such Shares for all purposes on the Exercise Date.

3. Fully Paid Shares; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be duly authorized, validly issued, fully paid and nonassessable, and free from all preemptive rights, taxes, liens, charges and security interests with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of capital shares to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Exercise Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company shall make appropriate provision so that the Holder of this Warrant shall have the right to receive upon exercise of this Warrant, at an aggregate Exercise Price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Shares theretofore issuable upon exercise of this Warrant, the kind and amount of shares, other securities, money and property receivable upon such reclassification, change, merger or sale by a Holder of the number of Shares then purchasable under this Warrant. The provisions of this subparagraph (a) shall similarly apply to all successive reclassifications, or changes, mergers, sale of assets and other transfers.

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(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of capital shares into which this Warrant is exercisable, the number of Shares issuable on exercise of this Warrant shall be proportionately increased in the case of a subdivision or decreased in the case of a combination, effective at the close of business on the date the subdivision or combination becomes effective.

(c) Share Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to its capital shares issuable hereunder payable in the same class or series of capital shares, or (ii) make any other distribution of such capital shares with respect to its capital shares issuable hereunder (except any distribution specifically provided for in Sections 4(a) and 4(b)), then the number of Shares issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding capital shares; provided that this clause (c) shall not apply to dividends in the form of capital shares paid with respect to the Series A Preferred Shares or any other issuance of capital shares contemplated by the Equity Financing Documents or the Loan Documents (as defined in the Loan Agreement).

(d) Adjustment of Exercise Price. Upon each adjustment in the number of Shares issuable on exercise of this Warrant, the Exercise Price hereunder shall be adjusted, to the nearest cent, to the product obtained by multiplying the applicable Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Shares issuable on exercise of this Warrant immediately prior to such adjustment and the denominator of which shall be the number of Shares issuable on exercise of this Warrant immediately thereafter; provided, that in no event will the Exercise Price be less than the par value of the Ordinary Shares.

(e) Exclusion of Employee Plans. Notwithstanding anything to the contrary provided in this section 4, no adjustment shall be made to the number of Shares purchasable under the Warrants in connection with the offer, sale or issuance by the Company of Shares or any securities convertible into or exchangeable for Shares or rights or options to purchase or subscribe for any Shares, pursuant to any employee stock option plan, employee stock purchase plan, employee benefit plan, employment contract or any similar benefit or incentive program or agreement that has been approved by the Board of Directors of the Company.

(f) Distribution of Assets. In case the Company shall, by dividend or otherwise, distribute to all holders of its capital shares of the class or series issuable upon exercise hereof evidences of its indebtedness, property or assets (including securities, but excluding (i) any dividend or distribution paid in cash out of the consolidated retained earnings of the Company and (ii) any dividend or distribution referred to in Sections 4(a), 4(b) and 4(c)), the Holder hereof shall thereafter be entitled to receive, in addition to the Ordinary Shares otherwise receivable on exercise hereof, the fair market value of such indebtedness, property or assets (as determined in good faith by the Board of Directors of the Company) which would have been received had this Warrant been exercised immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

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5. Notice of Adjustments. Whenever the Exercise Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed to the Holder of this Warrant pursuant to the terms of Section 13 hereof.

6. Fractional Shares. No fractional Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional Shares the Company shall make a cash payment therefor based on the fair market value of the Shares on the date of exercise as determined in accordance with Section 9(c) hereof.

7. Compliance with Act; Disposition of Warrant or Shares.

(a) Compliance with Act. The Holder of this Warrant, by acceptance hereof, agrees that this Warrant, and the Shares to be issued upon exercise hereof are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant, or any Shares except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the Holder hereof shall confirm in writing that the Shares so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Act. This Warrant and all Shares issued upon exercise of this Warrant (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, OR (III) TO THE EXTENT APPLICABLE, RULE 144 (OR ANY SIMILAR RULE RELATING TO THE DISPOSITION OF SECURITIES).”

Said legend shall be removed by the Company, upon the request of a Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated. In addition, in connection with the issuance of this Warrant, the Holder specifically represents to the Company by acceptance of this Warrant as follows:

(1) The Holder has had access to and is aware of all information regarding the Company, its present and prospective business, assets, liabilities and financial condition that the Holder considers important and sufficient to making an informed and knowledgeable decision to acquire the Warrant and has had ample opportunity to ask questions of and receive answers from the Company’s representatives concerning an investment in the Warrant and to obtain any and all documents requested in order to

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supplement or verify any of the information supplied. The Holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(2) The Holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.

(3) The Holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The Holder is aware of the provisions of Rule 144, promulgated under the Act.

(4) The Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

(b) Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the Holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel or other evidence, if reasonably requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. If a determination has been made pursuant to this Section 7(b) that the opinion of counsel for the Holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly, and in all cases within three (3) business days of the Company’s receipt of such opinion or other evidence, with details thereof. Notwithstanding the foregoing, this Warrant or such Shares may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 have been satisfied. Each certificate representing this Warrant or the Shares thus transferred (except a transfer pursuant to Rule 144) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

The Holder may not assign either this Warrant or any of its rights, interests, or obligations hereunder without the prior written approval of the holders of a Majority in Interest of all then outstanding Series A Financing Warrants; provided, that the Holder may assign, hypothecate or pledge any of its rights, interests, or obligations under this Warrant to a Permitted Transferee (as defined in the Shareholders Agreement); provided further, that the Ordinary Shares purchasable under this Warrant shall not be subject to the restrictions of this paragraph.

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8. Rights as Shareholders; Information; Notice of Proposed Actions. No Holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the Holder of Shares, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

In case the Company shall propose at any time or from time to time (a) to declare or pay any dividend payable in Equity Securities to the holders of Ordinary Shares or to make any other distribution to the holders of Ordinary Shares (other than a regularly scheduled cash dividend), (b) to offer to the holders of Ordinary Shares rights or warrants to subscribe for or to purchase any additional shares of Ordinary Shares or other Equity Securities (other than the rights offering contemplated by the Purchase Agreement), (c) to effect any reclassification of its Ordinary Shares, (d) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Company which would, if consummated, adjust the Exercise Price or the securities issuable upon exercise of the Warrants or (e) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to the Holder, in accordance with Section 13, a written notice of such proposed action, which shall specify (i) the record date for the purposes of such share dividend, distribution of rights or warrants, or if a record is not to be taken, the date as of which the holders of Ordinary Shares of record to be entitled to such dividend, distribution of rights or warrants is to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least 10 days prior to the applicable record, determination or effective date specified in such notice.

9. Determination of Fair Market Value. For purposes of this Warrant, “fair market value” of a an Ordinary Share as of a particular date (the “Determination Date”):

(a) If the Company’s American Depositary Shares (“ADSs”) are traded on the Nasdaq National Market, the Nasdaq Small Cap Market or over the counter, the fair market value shall be deemed to be the average of the closing prices of the ADSs over the thirty (30) day period ending three (3) days prior to the Determination Date and dividing such average by the number of Ordinary Shares represented by each ADS; and

(b) If there is no public market for the ADSs, then fair market value shall be determined in good faith by the Board of Directors of the Company.

10. American Depositary Shares. The Shares may be deposited with The Bank of New York (or any successor), the depositary for the ADSs, in return for an appropriate number of ADSs, subject to compliance with the requirements of the Company’s ADS program. The Company covenants and agrees to take any reasonable actions requested by the Holder necessary to assist with or facilitate the deposit of the Shares with The Bank of New York (or any successor) as well as compliance with the requirements of the Company’s ADS program.

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11. Representations and Warranties. The Company represents and warrants to the Holder of this Warrant as follows:

(a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies;

(b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof will be validly issued, fully paid and non-assessable, and free from all preemptive rights, taxes, liens, charges and security interests with respect to the issue thereof;

(c) The rights, preferences, privileges and restrictions granted to or imposed upon the Shares and the Holders thereof are as set forth in the Restated Articles of Association of the Company; and

(d) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Restated Memorandum of Association or Restated Articles of Association, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

12. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, supplemented or otherwise modified upon the written consent of the Company and the holders of a Majority in Interest of all then outstanding Series A Financing Warrants; provided, that except as provided by the terms hereof neither the number of Shares issuable upon exercise of this Warrant or the Exercise Price may be changed, waived, supplemented or otherwise modified without the written consent of the Holder hereof; provided further, that the consent of any Holder (so long as such Holder holds at least 50% of all Series A Financing Warrants it received as part of the Series A Financing Transactions) shall be required for any amendment that materially and adversely affects the rights of such Holder, such consent not to be unreasonably withheld, delayed or conditioned.

“Majority in Interest” means the holders of Series A Financing Warrants holding more than 50% of the Ordinary Shares issuable upon exercise of all then outstanding Series A Financing Warrants.

13. Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered, or shall be sent by first class mail, postage prepaid, to such Holder at its address as shown on the

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books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant or such other address of the Company of which the Company has notified the Holder.

14. Lost Warrants or Share Certificates. The Company covenants to the Holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any share certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or share certificate, the Company will make and deliver a new Warrant or share certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or share certificate.

15. Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

16. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

17. Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

18. Entire Agreement. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

19. Shelf Registration. Annex A of the Purchase Agreement is hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis. For the avoidance of doubt, any amendments to the terms of Annex A to the Purchase Agreement shall be governed by the terms of the Purchase Agreement and the amendment provisions thereof, and any such amendment of Annex A to the Purchase Agreement shall be automatically deemed to be an amendment to this provision.

20. No Impairment. The Company will not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action materially impair the rights of the Holder as set forth herein. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares receivable on the exercise of this Warrant above the amount payable therefor on such exercise and (b) will take all such action as may be necessary or appropriate in order that all Ordinary Shares as may be issued pursuant to the exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all preemptive rights, taxes, liens, charges and security interests with respect to the issue thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed and delivered as of [DATE].

ASAT HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands

By:
Name:
Title:

Address:	ASAT Holdings Limited
14th Floor
QPL Industrial Building
138 Texaco Road
Tsuen Wan, New Territories, Hong Kong

[HOLDER]

By:
Name:
Title:

Address:	[ADDRESS]

EXHIBIT A-1

NOTICE OF EXERCISE

To: ASAT Holdings Limited (the “Company”)

1. The undersigned hereby elects to purchase                      shares of Ordinary Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

(Address)

(Date)

(Name of Holder)

By:
Name:
Title:

EXHIBIT E

FORM OF U.S. OPINION

EXHIBIT E

FORM OF CAYMAN ISLANDS COUNSEL OPINION

EXHIBIT F

IRREVOCABLE VOTING AGREEMENT

THIS IRREVOCABLE VOTING AGREEMENT (the “Irrevocable Voting Agreement”) is made and entered into as of July 31, 2005 by and between ASAT Holdings Limited, an exempted company with limited liability under the Companies Law of the Cayman Islands (the “Company”), and the other persons or entities listed on the signature pages hereto.

RECITALS

A. Concurrently with the delivery of this Irrevocable Voting Agreement, the Company and certain parties will enter into a Securities Purchase Agreement (the “Securities Purchase Agreement”), providing for the issuance and sale by the Company to such parties (the “Transaction”) of up to an aggregate of 300,000 shares of its authorized but unissued Series A Redeemable Convertible Preferred Shares, par value US$50.00 per share, in the capital of the Company. Terms used herein but not otherwise defined herein shall have their respective meanings as set forth in the Securities Purchase Agreement.

B. Each of the JPMP Purchasers and QPL Purchasers set forth in Annex A is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, or has the right to cause to be voted in accordance with its instructions, the number of shares in the capital of the Company and other securities convertible into, or exercisable or exchangeable for, shares in the capital of the Company, all as set forth in Annex A hereto (collectively, the “Shares”).

C. In consideration of the execution of the Securities Purchase Agreement by the Company and the consummation of the transactions contemplated thereby, each such party desires to restrict the transfer or disposition of any of the Shares, or any other shares in the capital of the Company acquired by such party hereafter and prior to the Expiration Date (as defined in Section 1(a) hereof), and desires to vote all Ordinary Shares of the Company owned by it or with respect to which it has the right to direct the voting so as to facilitate the consummation of the Transaction.

D. As an inducement and a condition to entering into the Securities Purchase Agreement, the Company has required that each party who is a named as a Purchaser thereunder agree, and each such party has agreed, to enter into this Irrevocable Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Agreement to Retain Shares.

(a) Transfer and Encumbrance. Each such party agrees that, at all times during the period beginning on the date hereof and ending on the Expiration Date, such party shall not transfer, sell, exchange, pledge or otherwise dispose of or encumber (collectively,

“Transfer”) any of the Shares or any New Shares (as defined in Section 1(b) hereof) excluding those Shares owned by the Co-Investors (as defined in the Co-Investment Agreement (as defined below)), or discuss, negotiate, or make any offer or agreement relating thereto or waive any right with respect thereto, other than to or with the Company, in each case without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Transaction shall become effective in accordance with the terms and provisions of the Securities Purchase Agreement, or (ii) the termination of the Securities Purchase Agreement in accordance with the terms thereof.

(b) New Shares. Each such party agrees that any shares in the capital of the Company that such party purchases or with respect to which such party otherwise acquires beneficial ownership (as defined in accordance with Rule 13d-3 under the Securities Exchange Act after the date of this Irrevocable Voting Agreement and prior to the Expiration Date, including, without limitation, shares issued or issuable upon the conversion, exercise or exchange, as the case may be, of all securities held by such party which are convertible into, or exercisable or exchangeable for, shares in the capital of the Company (“New Shares”), shall be subject to the terms and conditions of this Irrevocable Voting Agreement to the same extent as if they constituted Shares as of the date hereof.

2. Agreement to Vote Shares. Until the Expiration Date, at every meeting of the Company or the Company’s shareholders called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company or the Company’s shareholders with respect to any of the following, each such party shall vote the Shares and any New Shares or shall sign a written consent in lieu of a meeting:

(a) in favor of approval of the Transaction and the adoption and approval of the terms thereof, and in favor of each of the other actions on the part of the Company contemplated by the Securities Purchase Agreement or required in furtherance thereof, in each case in such party’s capacity as a holder of Ordinary Shares or right to vote such Ordinary Shares; and

(b) against approval of any proposal made in opposition to, or in competition with, consummation by the Company of the Transaction and the transactions contemplated by the Securities Purchase Agreement, in each case in such party’s capacity as a holder of Ordinary Shares or right to vote such Ordinary Shares.

Prior to the Expiration Date, no such party shall enter into any agreement or understanding with any person to vote or give instructions in any manner materially inconsistent with this Section 2.

3. Representations, Warranties and Covenants of each Party other than the Company. Each such party, severally and not jointly, represents, warrants and covenants to the Company, as of the date hereof, as follows:

(a) Such party is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Shares or otherwise has full power to vote or direct the voting of the Shares that are Ordinary Shares for and on behalf of any and all beneficial owners of such Shares.

(b) As of the date hereof, the Shares are, and at all times up until the Expiration Date the Shares will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature, except as set forth in the Shareholders Agreement and the Amended and Restated Co-Investment Agreement dated July 14, 2000 among Chase Asia Investment Partners II (Y), LLC, Asia Opportunity Fund, L.P., and the Co-Investors listed therein (the “Co-Investment Agreement”) and except in certain tax indemnification agreements among solely the QPL Purchasers and the JPMP Purchasers.

(c) Such party does not beneficially own any shares in the capital of the Company, or any securities convertible into, or exchangeable or exercisable for, shares in the capital of the Company, other than the Shares.

(d) Such party has full power and authority to make, enter into and carry out the terms of this Irrevocable Voting Agreement.

(e) Such party is approving the Company’s participation in the Transaction and is entering into this Irrevocable Voting Agreement as a holder of Shares or right to direct the voting of Shares for the benefit of the members of the Board of Directors of the Company.

4. Consents and Waivers. Each such party hereby gives any consents or waivers that are reasonably required for the consummation by the Company of the Transaction under the terms of any agreement to which such party is a party or pursuant to any rights such party may have to the extent permitted by the terms of such agreement, provided that nothing herein shall constitute a waiver of any condition to the obligation of such party, or be construed as affecting in any other way the rights or obligations of such party, under the provisions of the Securities Purchase Agreement or any of the other Equity Financing Documents.

5. Deemed Delivery. This Irrevocable Voting Agreement shall not be deemed delivered to the Company unless and until the Securities Purchase Agreement has been executed and delivered by and to each of the parties thereto, whereupon this Irrevocable Voting Agreement shall be deemed delivered to the Company.

6. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this Irrevocable Voting Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Irrevocable Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This Irrevocable Voting Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Irrevocable Voting Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.

(c) Amendments and Modification. This Irrevocable Voting Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(d) Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Irrevocable Voting Agreement shall be effective unless in writing.

(e) Specific Performance; Injunctive Relief. The parties acknowledge that Company will be irreparably harmed and that there will be no adequate remedy at law for a breach of any of the covenants or agreements of such other parties set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company or the non-breaching such other parties upon any such violation, the Company and non-breaching such other parties shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company or non-breaching such other parties at law or in equity.

(f) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied, sent by internationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) If to the Company, to:

Company:	ASAT HOLDINGS LIMITED
14th Floor, QPL Industrial Building
138 Texaco Road
Tsuen Wan, New Territories
Hong Kong
Telephone No.: 852-2408-7811
Telecopier No.: 852-2407-4056
Attention: Robert J. Gange

With copies to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Telephone No.: (650) 493-9300
Telecopier No.: (650) 493-6811
Attention: John A. Fore, Esq.

(ii) If to any other party, to such party’s address for notices as set forth on Exhibit B attached to the Securities Purchase Agreement.

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by telecopy, on the date of such delivery, (iii) in the case of delivery by nationally recognized overnight courier, on the third business day following dispatch and (iv) in the case of mailing, on the seventh business day following such mailing.

(g) Governing Law.

(i) THIS IRREVOCABLE VOTING AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(ii) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Irrevocable Voting Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Irrevocable Voting Agreement shall affect any right that any such party may otherwise have to bring any action or proceeding relating to this Irrevocable Voting Agreement against the Company or its Subsidiaries or any of their properties in the courts of any jurisdiction.

(iii) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Irrevocable Voting Agreement in any court referred to in paragraph (g)(ii) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(h) Entire Agreement. This Irrevocable Voting Agreement and the Securities Purchase Agreement contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(i) Counterparts. This Irrevocable Voting Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(j) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Irrevocable Voting Agreement. The reference to Purchasers on the signature pages hereof shall refer to the persons other than the Company who are party to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Irrevocable Voting Agreement as of the date first above written.

THE COMPANY:

ASAT HOLDINGS LIMITED

By:
Name:
Title:

OTHER PARTIES:

ASIA OPPORTUNITY FUND, L.P.

By:	ASIA OPPORTUNITY COMPANY
ITS GENERAL PARTNER

By:
Name:
Title:

CAIP CO-INVESTMENT FUND PARALLEL FUND (I) C.V.

By:	ASIA OPPORTUNITY COMPANY
A GENERAL PARTNER

By:
Name:
Title:

CAIP CO-INVESTMENT FUND PARALLEL FUND (II) C.V.

By:	ASIA OPPORTUNITY COMPANY
A GENERAL PARTNER

By:
Name:
Title:

CHASE ASIA INVESTMENT PARTNERS II (Y), LLC

By:	J.P. MORGAN ASIA INVESTMENT PARTNERS, L.P.,
ITS SOLE MEMBER

By:	J.P. MORGAN ASIA EQUITY PARTNERS, L.P.,
ITS GENERAL PARTNER

By:	JPMP ASIA EQUITY COMPANY,
A MANAGING GENERAL PARTNER

By:
Name:
Title:

QPL INTERNATIONAL HOLDINGS LIMITED

By:
Name:
Title:

ANNEX A

Purchasers	Number of Ordinary Shares
JPMP Purchasers*	267,331,830
QPL Purchasers	288,000,000

*	“JPMP Purchasers” means, collectively, Asia Opportunity Fund, L.P., CAIP Co-Investment Fund Parallel Fund (I) C.V., CAIP Co-Investment Fund Parallel Fund (II) C.V., Chase Asia Investment Partners II (Y), LLC, Olympus Capital Holdings Asia I, L.P., Reservoir-Olympus II, L.P., Olympus KB, L.P., Olympus Capital Asia, L.P., Olympus Capital Asia Offshore, L.P., Olympus Holdings, L.P., OLYMPUS-ASAT I, L.L.C., OLYMPUS-ASAT II, L.L.C., ZAM-Olympus Co-Invest, L.L.C. and their respective successors and assigns.

ANNEX A

Section 5.7 Shelf Registration.

(a) The Company shall:

(i) subject to receipt of necessary information from the Purchasers, prepare and file with the SEC, promptly and in any event within 120 days after the date of this Agreement, a registration statement on Form F-3 (the “Registration Statement”) to enable the resale by the Purchasers of the ADSs representing Ordinary Shares issuable upon exercise of the Warrants from time to time;

(ii) (x) use its reasonable best efforts, subject to receipt of necessary information from each Purchaser, to cause the Registration Statement to become effective as promptly as practicable after filing but in no event later than 210 days after the Registration Statement is filed by the Company unless the Registration Statement is subject to review by the SEC, in which case the Company will use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable after such review, and (y) within five Business Days after the receipt of a no review letter from the SEC, use reasonable best efforts to cause the Registration Statement to become effective;

(iii) use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus which forms a part thereof (the “Prospectus”) as may be necessary to keep the Registration Statement current and effective with respect to any applicable ADSs representing Ordinary Shares until the date all ADSs registered thereunder shall have been sold or on which all ADSs covered by such Registration Statement can be freely sold without any volume limitation under Rule 144 under the Securities Act (which supplements shall include supplements required to include the names and holdings of limited and general partners of any Purchaser in the event any Purchaser distributes ADSs representing Ordinary Shares to its partners);

(iv) furnish to each Purchaser with respect to the ADSs representing Ordinary Shares registered under the Registration Statement such number of copies of the Registration Statement, Prospectuses (including supplemental prospectuses) and preliminary versions of the Prospectus filed with the SEC (“Preliminary Prospectuses”) in conformity with the requirements of the Securities Act and such other documents as such Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the ADSs representing Ordinary Shares by such Purchaser;

(v) file documents required of the Company for normal blue sky clearance in states reasonably specified in writing by such Purchaser prior to the effectiveness of the Registration Statement, provided, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(vi) bear all expenses (other than underwriting discounts and commissions, if any) in connection with the procedures in paragraph (i) through (v) of this Section and the registration of the ADSs representing Ordinary Shares pursuant to the Registration Statement, including (r) registration and filing fees with the SEC, (s) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of Company counsel in connection with blue sky qualifications of the ADSs representing Ordinary Shares), (t) printing expenses, (u) fees and expenses incurred in connection with the listing of the ADSs representing Ordinary Shares, (v) fees and expenses, if any, of counsel and independent certified public accountants for the Company (including the expenses of any comfort letters), (w) the fees and expenses of any additional experts retained by the Company in connection with such registration, (x) fees and expenses in connection with any review of underwriting arrangements by the NASD, (y) internal Company expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), and (z) all reasonable fees and disbursements of one counsel reasonably acceptable to the Company for the Purchasers in connection with such registration; and

(vii) advise the Purchasers, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

(b) With a view to making available to each Purchaser the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Purchaser to sell its ADSs representing Ordinary Shares to the public without registration, the Company covenants and agrees to use reasonable best efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (x) such date as, in the opinion of counsel to the Company, all of the Purchasers’ ADSs representing Ordinary Shares may be resold pursuant to Rule 144(k) or any other rule of similar effect or (y) such date as all of the Purchaser’s ADSs representing Ordinary Shares shall have been resold; (ii) file or furnish with the SEC after the Closing Date in a timely manner all reports and other documents required of the Company under the Securities Act and under the Exchange Act; and (iii) furnish or make available via EDGAR filings with the SEC (if applicable) to each Purchaser upon request, for as long as each Purchaser beneficially owns any ADSs representing Ordinary Shares, (x) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (y) a copy of the Company’s most recent Annual Report on Form 20-F, and (z) such other information as may be reasonably requested in order to avail such Purchaser of any rule or regulation of the SEC that permits the selling of any such ADSs representing Ordinary Shares without registration.

(c) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5.7 that each Purchaser shall furnish to the Company such information regarding itself, the ADSs representing Ordinary Shares to be sold by such Purchaser, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required to effect the registration of the ADSs representing Ordinary Shares.

(d) Notwithstanding anything to the contrary herein, the Registration Statement shall cover only the ADSs representing Ordinary Shares.

The Company understands that each Purchaser disclaims being an underwriter, but in the event the Purchasers shall be deemed an underwriter by the SEC, such action shall not relieve the Company of any obligations it has hereunder.

Section 5.8 Transfer of ADSs Representing Ordinary Shares after Registration; Suspension.

Each Purchaser agrees that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding such Purchaser or its plan of distribution.

(a) Except in the event that paragraph (c) below applies, the Company shall: (i) prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the ADSs representing Ordinary Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide each Purchaser copies of any documents filed pursuant to Section 5.8(b)(i); and (iii) upon request, inform each Purchaser that the Company has complied with its obligations in Section 5.8(b)(i) (or that, if the Company has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Company will notify each Purchaser to that effect, will use its reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify each Purchaser pursuant to Section 5.8(b)(i) hereof when the amendment has become effective).

(b) Subject to paragraph (d) below, in the event: (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the ADSs representing Ordinary Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose; (iv) of any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (v) if the Company, after consultation with counsel, he has made the good faith determination (x) that continued use by the Purchasers of the Registration Statement for purposes of effecting offers or sales of the ADSs representing Ordinary Shares pursuant thereto would require, under the Securities Act, premature disclosure in the Registration Statement (or the Prospectus relating thereto) of material, nonpublic information concerning the Company, its business or prospects or any proposed material transaction or significant corporate development involving the Company, (y) that such premature disclosure would be materially adverse to the Company, its business or prospects or any such proposed material transaction or significant corporate development or would make the successful consummation by the Company of any such material transaction significantly less likely and (z) that it is therefore important to suspend the use by the Purchasers of such Registration Statement (and the Prospectus relating thereto) for purposes of effecting offers or sales of ADSs representing Ordinary Shares pursuant thereto, then the Company shall promptly deliver a certificate in writing to each Purchaser (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, the Purchaser will refrain from selling any ADSs representing Ordinary Shares pursuant to the Registration Statement (a “Suspension”) until each Purchaser’s receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, the Company will use its reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable within 90 days after delivery of a Suspension Notice to the Purchaser. During the period of any Suspension, none of the Purchasers shall offer or sell any ADSs representing Ordinary Shares pursuant to or in reliance upon the Registration Statement (or the prospectus relating thereto). In addition to and without limiting any other remedies (including at law or at equity) available to the Purchaser, the Purchaser shall be entitled to specific performance in the event that the Company fails to comply with the provisions of this Section 5.8(b).

(c) Notwithstanding the foregoing paragraph (b) of this Section 5.8, in any 12-month period, the Company shall not suspend the Registration Statement which causes the Purchaser to be prohibited from selling ADSs representing Ordinary Shares under the Registration Statement as a result of such Suspension on more than five occasions of not more than 90 days each, or 180 days in the aggregate, and any such Suspension must be separated by a period of at least 20 days from a prior Suspension.

(d) Provided that a Suspension is not then in effect, each Purchaser may sell its ADSs representing Ordinary Shares under the Registration Statement, provided that it arranges for delivery of a current Prospectus to the transferee of such ADSs representing Ordinary Shares. Upon receipt of a request herefore, the Company will provide the requested number of current Prospectuses to such Purchaser.

Section 5.9 Shelf Registration; Indemnification. For purposes of this Section 5.9:

• the term “Selling Purchasers” means the Purchasers, their respective officers, partners and members, and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act;

• the term “Registration Statement” means the Registration Statement, any Preliminary Prospectus, the final Prospectus, any exhibit, supplement or amendment thereto or included in or relating to, and any document incorporated by reference in, the Registration Statement (or deemed to be a part thereof) referred to in Section 5.7; and

• the term “untrue statement” means any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The Company agrees to indemnify and hold harmless each Selling Purchaser from and against any and all losses, liabilities, damages, expenses and other costs (or actions or proceedings in respect thereof) (“Losses”) to which such Selling Purchaser may become subject (under the Securities Act or otherwise) insofar as such Losses arise out of, or are based upon any untrue statement of a material fact contained in the Registration Statement and the Company will reimburse such Selling Purchaser for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Purchaser and stated to be specifically for use in preparation of the Registration Statement.

(a) Each Purchaser severally agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration

Statement and each director of the Company) from and against any Losses to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such Losses arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of such Purchaser and stated to be specifically for use in preparation of the Registration Statement, and the Purchaser will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. The obligation of such Purchaser to indemnify shall be limited to the net amount of the proceeds received by such Purchaser from the sale of the ADSs representing Ordinary Shares pursuant to the Registration Statement.

(b) Each party entitled to indemnification under this Section 5.9 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded, after consultation with counsel, that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the reasonable fees and expenses of counsel for the Indemnified Party shall be at the expense of the Indemnifying Party); provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.9, except to the extent that the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(c) If the indemnification provided for in this Section 5.9 is insufficient to or is held by a court of competent jurisdiction to be unavailable to hold harmless an Indemnified Party under subsection (a) or (b) above in respect of any Losses referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the statements or omissions or other matters which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the

Company on the one hand or such Purchaser on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (c) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (c). The amount paid or payable by an Indemnified Party as a result of the Losses referred to above in this subsection (c) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (c), a Purchaser shall not be required to contribute any amount in excess of the amount by which the gross amount received by such Purchaser from the sale of the ADSs representing Ordinary Shares to which such Loss relates exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Purchaser’s obligations in this subsection to contribute are several in proportion to their sales of ADSs representing Ordinary Shares to which such loss relates and not joint.

(d) The indemnity and contribution agreements contained in this Section 5.9 shall remain operative and in full force and effect regardless of (i) termination of any provision of this Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Person or by or on behalf of the Company and (iii) the consummation of the sale or successive resales of the ADSs representing Ordinary Shares.

5.10 Shelf Registration; Information Available. So long as the Registration Statement is effective covering the resale of ADSs representing Ordinary Shares owned by the Purchasers, the Company will furnish to each Purchaser upon the reasonable request of each Purchaser, an adequate number of copies of the Prospectuses to supply to any other party requiring such Prospectuses; and the Company, upon the reasonable request of such Purchaser, will meet with such Purchaser or a representative thereof at the Company’s headquarters to discuss all information relevant for disclosure in the Registration Statement covering the ADSs representing Ordinary Shares and will otherwise cooperate with such Purchaser conducting an investigation for the purpose of reducing or eliminating the Purchaser’s exposure to liability under the Securities Act, including the reasonable production of information at the Company’s headquarters, subject to such Purchaser’s written agreement to maintain confidence as required by law and not to trade in the Company’s securities in violation of applicable law; provided, that a Purchaser shall have the benefit of the foregoing rights only to the extent it owns at least 20% of the then outstanding Series A Preferred Shares.

5.11 Registration and Listing. So long as the Purchasers beneficially own any Ordinary Shares:

(a) the Company shall cause the ADSs to continue at all times to be registered under Section 12(g) of the Exchange Act, comply in all respects with its reporting and filing obligations under the Exchange Act, and not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations; and

(b) The Ordinary Shares may be deposited with The Bank of New York (or any successor), the depositary for the ADSs, in return for an appropriate number of ADSs, subject to compliance with the requirements of the Company’s ADS program. The Company covenants and agrees to take any reasonable actions requested by a Purchaser necessary to assist with or facilitate the deposit of the Ordinary Shares with The Bank of New York (or any successor) as well as compliance with the requirements of the Company’s ADS program.

Annex B

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